PRICING SUPPLEMENT NO. 2010—ETNDD3001/A± DATED JUNE 28, 2012
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
$200,000,000±± C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return Due November 12, 2020
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike ordinary debt securities, the C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return (the “Index”), which we refer to as the C-Tracks, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity or upon early redemption you will receive an amount in cash that will vary depending on the closing level of the Index and the investor fee, as described below, and which can be significantly less than the stated principal and could be zero.  The C-Tracks are unsecured debt obligations of Citigroup Funding Inc. guaranteed by Citigroup Inc.

General

• The denomination and stated principal amount of each C-Track is $100.	• The “maturity date” is November 12, 2020.
• We will not pay interest on the C-Tracks.	• The C-Tracks are linked to the Index.
• The initial offering of C-Tracks priced on November 12, 2010 (the “inception date”).
• The final valuation period start date is November 2, 2020 (the seventh scheduled index business day immediately preceding the maturity date), or if such day is not an observation day the immediately following observation day.

• The original issue date was November 17, 2010 (the “original issue date”).
• The CUSIP is 17316G727.
• All payments are subject to the credit risk of Citigroup Inc. If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amount owed to you on the C-Tracks.

Investing in the C-Tracks involves a number of risks. See “Risk Factors Relating to the C-Tracks” beginning on page PS-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the C-Tracks or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

± This amended and restated pricing supplement amends and restates and supersedes Pricing Supplement No. 2010—ETNDD3001 dated November 12, 2010. We refer to this amended and restated pricing supplement as the “pricing supplement.”

±± Reflects the stated principal amount of the C-Tracks to be offered hereby plus the stated principal amount of such C-Tracks outstanding as of June 27, 2012. As of June 27, 2012, there are $75,000,000 in stated principal amount of the C-Tracks outstanding (750,000 C-Tracks), including $24,437,800 in stated principal amount (244,378 C-Tracks) held by Citigroup Global Markets Inc.  We are filing this amended and restated pricing supplement to register the issuance of additional C-Tracks but we are not issuing additional C-Tracks at this time. We may offer and sell additional C-Tracks from time to time after the date of this pricing supplement to affiliated or unaffiliated dealers and to investors through Citigroup Global Markets Inc., in each case, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are not obligated to issue and sell additional C-Tracks at any time, and if we discontinue further issuances and sales, the price and liquidity of the C-Tracks may be subject to significant distortions.  We will not pay any commissions or underwriting fees to Citigroup Global Markets Inc. or to any other affiliated or unaffiliated dealers.  We will receive proceeds equal to 100% of the price at which we sell the C-Tracks.  With respect to each C-Track sold to investors, Citigroup Global Markets Inc. and other affiliates of ours will be entitled to receive the investor fee and any redemption charge.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the C-Tracks declines.

The C-Tracks are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc.  The C-Tracks are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

The Index
•	The Index is a measure of directional exposure to the implied volatility of large-cap U.S. stocks.

•
As a total return index, the value of the Index on any day also includes daily accrued interest on the hypothetical notional value of the Index based on the 3-month U.S Treasury rate and reinvestment into the Index.

Payment at Maturity

•
At maturity you will receive for each $100 stated principal amount of the C-Tracks that you hold an amount in cash equal to the closing indicative value of the C-Tracks on the final valuation period end date.

•	The “closing indicative value” for each $100 stated principal amount of the C-Tracks was $100 on the inception date. It will be calculated on a daily basis following the inception date as follows:

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•
prior to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value will be equal to (a) the product of (i) the closing indicative value on the immediately preceding day and (ii) the daily index factor for such day, minus (b) the investor fee for such day; and

•
during the final valuation period or mandatory redemption valuation period, as applicable, the closing indicative value will be equal to the sum of (a) the index exposure and (b) the notional cash amount.

On June 27, 2012, the closing indicative value was $11.22.  If the C-Tracks undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

•
The “daily index factor” on any index business day will be equal to the closing level of the Index on that day, divided by the closing level of the Index on the immediately preceding index business day.  The daily index factor on any day that is not an index business day will be one.

•	The “investor fee” on the inception date was zero. On each subsequent calendar day (the “calculation day”), the investor fee will be as follows:

•
prior to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the investor fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the closing indicative value on the previous calendar day, multiplied by (ii) the daily index factor on the calculation day, divided by (b) 365; and

•
during the final valuation period start date or mandatory redemption valuation period start date, as applicable, the investor fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the index exposure for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day), multiplied by (ii) the daily index factor on the calculation day, divided by (b) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

•
The “index exposure” on any calendar day during the final valuation period or mandatory redemption valuation period, as applicable, (the “determination day”) will be equal to the product of (a)(i)(x) the index exposure for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day, multiplied by (y) the daily index factor for such determination day, minus (ii) the investor fee for the determination day and (b)(i) the total number of observation days remaining (excluding the determination day) in the final valuation period or mandatory redemption valuation period, as applicable, divided by (ii) the total number of observation days remaining (including the determination day) in the final valuation period or mandatory redemption valuation period. The index exposure on any day that is not an index business day will be equal to the index exposure on the immediately preceding calendar day minus the investor fee for the determination day.

•
The “notional cash amount” on any determination day will be equal to the sum of (a) the notional cash amount for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, zero) and (b)(i)(x) the index exposure for the day immediately preceding such determination day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day), multiplied by (y) the daily index factor for such determination day, minus (z) the investor fee for such determination day, divided by (ii) the total number of observation days remaining (including the determination day) in the final valuation period or mandatory redemption valuation period, as applicable.  The notional cash amount on any day that is not an index business day will be equal to the notional cash amount on the immediately preceding index business day.

•
The “final valuation period” means the consecutive observation day period commencing on, and including, the final valuation period start date and ending on, and including, the final valuation period end date.

•
The “final valuation period end date” is November 6, 2020, or if such day is not an observation day the immediately following observation day.  In no event will the final valuation period end date be postponed past the second business day immediately preceding the maturity date.

•
An “index business day” means a day, as determined by index sponsor, (a) on which the CBOE Futures Exchange is open for trading of VIX futures contracts, (b) on which the S&P 500® Total Return Index and any successor index of the S&P 500® Total Return Index is calculated and published and (c) that is not a bank holiday.

•	An “observation day” means an index business day on which no market disruption event or force majeure event has occurred or is continuing.

Early Redemption at Your Option

•
Subject to the notification requirements set forth under “Terms of the C-Tracks—Redemption Procedures” in this pricing supplement, you may submit your C-Tracks for redemption on any redemption date during the term of the C-Tracks.  If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the applicable closing indicative value of the C-Tracks on the applicable valuation date, minus the applicable redemption charge.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your redemption right on any redemption date.

•	The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.05%, multiplied by the closing indicative value on the applicable valuation date.

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•
The “redemption date” is the third business day following each valuation date.  The final redemption date will be the third business day following the valuation date that is on the final valuation period start date or mandatory redemption valuation period start date, as applicable.

•
A “valuation date” is each index business day from, and including, the inception date up to, and including, the final valuation period start date or mandatory redemption valuation period start date, as applicable, subject to the occurrence of a market disruption event or force majeure event.

Early Redemption at Our Option

•
We may redeem the C-Tracks, in whole and not in part, on any business day if (a) we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate closing indicative value on any index business day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.

•
If we redeem your C-Tracks at our option, you will receive on the seventh business day immediately following the mandatory redemption valuation period start date a cash payment per C-Track equal to the closing indicative value of the C-Tracks on the mandatory redemption valuation period end date.

•
The “mandatory redemption valuation period” means the consecutive observation day period commencing on, and including, the mandatory redemption valuation period start date and ending on, and including, the mandatory redemption valuation period end date.

•	The “mandatory redemption valuation period start date” means the first observation day of the mandatory redemption valuation period as specified in the mandatory redemption notice.

•
The “mandatory redemption valuation period end date” means the earlier of (a) the scheduled observation day as specified in the mandatory redemption notice, (b) the fifth observation day during the period commencing on, and including, the mandatory redemption valuation period start date and (c) the sixth business day immediately following the mandatory redemption valuation period start date.

The C-Tracks have been listed on the NYSE Arca under the ticker symbol “CVOL.”.  To the extent that an active secondary market in the C-Tracks exists, we expect that investors will purchase and sell the C-Tracks primarily in this secondary market.  We are not obligated to maintain the listing of the C-Tracks for the term of the C-Tracks. There can be no assurance that an active secondary market will exist at any time.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the C-Tracks?

The C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return (the “Index”), which we refer to as the C-Tracks, are redeemable securities offered by Citigroup Funding and have a maturity of approximately ten years from the inception date.  The C-Tracks are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the C-Tracks are fully and unconditionally guaranteed by Citigroup Inc.  The C-Tracks will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the C-Tracks will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Unlike ordinary debt securities, the C-Tracks do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity or upon early redemption you will receive an amount in cash that will vary depending on the closing level of the Index and the investor fee, as described below, and which can be significantly less than the stated principal amount of the C-Tracks and could be zero.

The C-Tracks mature on November 12, 2020 (the “maturity date”).  Subject to the notification requirements set forth under “Description of the C-Tracks—Early Redemption at Your Option—Redemption Procedures” in this pricing supplement, you may submit your C-Tracks for redemption during the term of the C-Tracks.  If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the applicable closing indicative value on the applicable valuation date, minus the applicable redemption charge.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your redemption right on any redemption date.

In addition, we may redeem the C-Tracks, in whole and not in part, on any business day if (a) we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate closing indicative value on any index business day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.

Who Publishes the Index and What Does It Measure?

The Index is a new index established by Citigroup Global Markets Inc., as index sponsor.  The Index is published by the Chicago Board Options Exchange (the “CBOE”) and is a measure of directional exposure to the implied volatility of large-cap U.S. stocks.  As a total return index, the value of the Index on any day also includes daily accrued interest on the hypothetical notional value of the Index based on the 3-month U.S Treasury rate and reinvestment into the Index.  The methodology of the Index is designed to produce daily returns more correlated to the CBOE Volatility Index (the “VIX Index”), which is another measure of implied volatility of large-cap U.S. stocks, than a portfolio of VIX futures contracts (as defined below) and with a similar magnitude to the daily returns of the VIX Index.  However, the Index is not the VIX Index, and returns on each of these indices may differ substantially.  See “Risk Factors Relating to the C-Tracks—Your C-Track Is Not Linked to the VIX Index, and the Value of Your C-Track May Be Less Than It Would Have Been Had Your C-Track Been Linked to the VIX Index” in this pricing supplement.  For detailed description of the Index, including how it is calculated, see “Description of the Index” in this pricing supplement.

The index sponsor, which is an affiliate of ours, sets the Index methodology and may modify the methodology for calculating the value of the Index or make certain other changes to the way in which the Index is calculated.  Any such changes will be made without taking into consideration your investment in the C-Tracks and could adversely affect the value of the C-Tracks.  See “Description of the Index—Change in the Methodology” in this pricing supplement.

CBOE calculates the level of the Index on each index business day (as defined herein) and publishes it on the Bloomberg page specified herein as soon as practicable thereafter.  Although CBOE, as index publisher, will calculate and publish the intraday indicative value of the Index every 15 seconds from 9:30 a.m., New York City time, until 4:00 p.m., New York City time, on any index business day, your payment on the C-Tracks, at maturity or upon redemption at our or your option, will be determined based on the closing indicative value during the final valuation period, during the mandatory redemption valuation period or on the applicable valuation date, respectively, or, if sold in the secondary market, if any, will be based on secondary market trading prices at the time of sale.

An investment in the C-Tracks does not entitle you to the actual payouts on the VIX futures contracts or any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the S&P 500® Index.

How Has the Index Performed Historically?

Although the Index was established by the index sponsor on October 27, 2010, it has a base date of December 20, 2005.  The index sponsor has calculated hypothetical backtested index closing levels from and after December 20, 2005 through October 26, 2010 based on historical VIX futures contracts and S&P 500® Total Return Index closing levels.  Prior to November 2006, not all third- and fourth-month VIX futures contracts on the VIX Index (the “VIX futures contracts”) were listed and for the purpose of historical Index calculations the index sponsor made certain assumptions in interpolating VIX futures contracts from nearby listed contracts as described in “Description of the Index—Historical Assumptions.”  See also “Risk Factors Relating to the C-Tracks—The Index and VIX Index Futures Have Limited Historical Information.”  We have provided backtested historical information in the first graph below for the Index from January 3, 2007 through October 26, 2010, but that backtesting is illustrative only and is based on the assumptions described under “Description of the Index—Historical Assumptions”. We have also provided the historical daily closing levels in the second graph below for the Index from October 27, 2010 through June 27, 2012.  The backtested and historical performance of the Index is not indicative of the future performance of the Index.  See “Description of the Index—Historical Assumptions” and “Description of the Index—Historical Performance of the Index” in this pricing supplement.

The scale used in the second graph below is significantly smaller than the scale used in the first graph, in order to make the second graph easier to read.  Accordingly, you should note that fluctuations in the closing level of the Index shown in the second graph below do not have the same magnitude as fluctuations in the closing level of the Index shown in the first graph below.

The closing level of the Index on June 27, 2012 was 289.95.

Will I Receive Interest on the C-Tracks?

You will not receive any periodic interest payments on your C-Tracks.  The C-Tracks are not designed for investors who are looking for periodic cash payments.  Instead, the C-Tracks are designed for investors who are willing to forgo cash payments and, if the Index declines or does not increase enough to offset the effect of the investor fee (and the redemption charge, if applicable) as described below, lose some or all of the their principal.

What Will I Receive at Maturity of the C-Tracks? Am I Guaranteed to Receive My Principal Back?

On maturity date, unless the C-Tracks have been earlier redeemed, you will receive for each $100 stated principal amount of the C-Tracks that you hold an amount in cash equal to the closing indicative value of the C-Tracks on the final valuation period end date.  See “Risk Factors Relating to the C-Tracks—At Maturity or Upon Redemption at Our Option, You May Receive Less Cash Than Expected Because the Closing Level of the Index May Fluctuate or Decline After the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as Applicable, But Before We Settle Our Obligation” in this pricing supplement.

The “closing indicative value” for each $100 stated principal amount of the C-Tracks was $100 on the inception date.  It will be calculated on a daily basis following the inception date as follows:

•
prior to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value will be equal to (a) the product of (i) the closing indicative value on the immediately preceding day and (ii) the daily index factor for such day, minus (b) the investor fee for such day; and

•
during the final valuation period or mandatory redemption valuation period, as applicable, the closing indicative value will be equal to the sum of (a) the index exposure and (b) the notional cash amount.

On June 27, 2012, the closing indicative value was $11.22.

The “daily index factor” on any index business day will be equal to the closing level of the Index on that index business day, divided by the closing level of the Index on the immediately preceding index business day.  The daily index factor on any day that is not an index business day will be one.

The “index exposure” on any calendar day during the final valuation period or mandatory redemption valuation period, as applicable, (the “determination day”) will be equal to the product of (a)(i)(x) the index exposure for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day), multiplied by (y) the daily index factor for such determination day, minus (ii) the investor fee for the determination day and (b)(i) the total number of observation days remaining (excluding the determination day) in the final valuation period or mandatory redemption valuation period, as applicable, divided by (ii) the total number of observation days remaining (including the determination day) in the final valuation period or mandatory redemption valuation period. The index exposure on any day that is not an index business day will be equal to the index exposure on the immediately preceding calendar day minus the investor fee for the determination day.

The “notional cash amount” on any determination day will be equal to the sum of (a) the notional cash amount for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, zero) and (b)(i)(x) the index exposure for the day immediately preceding such determination day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day), multiplied by (y) the daily index factor for such determination day, minus (z) the investor fee for such determination day, divided by (ii) the total number of observation days remaining (including the determination day) in the final valuation period or mandatory redemption valuation period, as applicable.  The notional cash amount on any day that is not an index business day will be equal to the notional cash amount on the immediately preceding index business day.

The “final valuation period” means the consecutive observation day period commencing on, and including, the final valuation period start date and ending on, and including, the final valuation period end date.

The “final valuation period start date” is November 2, 2020, or if such day is not an observation day the immediately following observation day.

The “final valuation period end date” is November 6, 2020, or if such day is not an observation day the immediately following observation day.  In no event will the final valuation period end date be postponed past the second business day immediately preceding the maturity date.

An “index business day” means a day, as determined by index sponsor, (a) on which the CBOE Futures Exchange is open for trading of VIX futures contracts, (b) on which the S&P 500® Total Return Index and any successor index of the S&P 500® Total Return Index is calculated and published and (c) that is not a bank holiday.

An “observation day” means an index business day on which no market disruption event or force majeure event has occurred or is continuing.

Because, as described above, the payment you will receive at maturity will vary depending on the closing level of the Index during the final valuation period and the investor fee, you are not guaranteed to receive your principal at maturity.  If the Index declines or does not increase enough to offset the effect of the investor fee as described below, you will not receive your principal amount in full and you will lose all or some of your investment.  The C-Tracks are designed for investors seeking directional exposure to the Index and who are willing to put their principal investment at risk.

What Are the Fees and How Are They Calculated?

The “investor fee” on the inception date was zero.  On each subsequent calendar day (the “calculation day”), the investor fee will be as follows:

•
prior to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the investor fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the closing indicative value on the previous calendar day, multiplied by (ii) the daily index factor on the calculation day, divided by (b) 365; and

•
during the final valuation period start date or mandatory redemption valuation period start date, as applicable, the investor fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the index exposure for the immediately preceding observation day (or, with respect to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value for the immediately preceding day), multiplied by (ii) the daily index factor on the calculation day, divided by (b) 365.

If you submit your C-Tracks for redemption by us, the investor fee will be applied as accrued to the applicable valuation date.  Similarly, at maturity or if we exercise our right to redeem the C-Tracks, the amount you receive will be subject to the investor fee as accrued to, and including, the final valuation period end date or mandatory redemption valuation period end date, as applicable.

In addition, if you submit your C-Tracks for redemption by us at your option, the amount that you will receive will be reduced by the redemption charge, which is a one-time charge imposed upon early redemption equal to 0.05%, multiplied by the closing indicative value on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge described below reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

What Will I Receive if I Submit My C-Tracks for Redemption?

If you submit your C-Tracks for early redemption by us at your option, you will receive a cash payment per C-Track equal to the applicable closing indicative value on the applicable valuation date, minus the applicable redemption charge, as described under “Description of the C-Tracks—Payment Upon Redemption” in this pricing supplement.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your right for us to redeem your C-Tracks on any redemption date.

What Is the Last Day on Which I Can Submit My C-Tracks for Redemption?

You may submit your C-Tracks for redemption on any index business day from, and including, the inception date up to, but excluding, the final valuation period start date or redemption period start date, as applicable.

What Will I Receive if Citigroup Funding Redeems the C-Tracks at Its Option?

We may redeem the C-Tracks, in whole and not in part, on any business day if (a) we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate closing indicative value on any index business day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.  If we elect to redeem the C-Tracks, we will give you notice not less than three business days prior to the scheduled first observation day of the mandatory redemption valuation period.  If we exercise our right to redeem the C-Tracks, we will deliver an irrevocable call notice to the Depository Trust Company, the holder of the global security for the C-Tracks.  If we exercise our call right, you will receive an amount in cash as described under “Description of the C-Tracks—Payment Upon Mandatory Redemption” in this pricing supplement.

Where are the C-Tracks Listed?

We have listed the C-Tracks on the NYSE Arca under the ticker symbol “CVOL.”  To the extent that an active secondary market in the C-Tracks exists, we expect that investors will purchase and sell the C-Tracks primarily in this secondary market.  We are not obligated to maintain the listing of the C-Tracks for the term of the C-Tracks. There can be no assurance that an active secondary market will exist at any time.

What Are the U.S. Federal Income Tax Consequences of Investing in the C-Tracks?

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the C-Tracks should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the C-Tracks, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  Assuming this treatment of the C-Tracks is respected and subject to the discussion in “Certain United States Federal Tax Considerations” in this pricing supplement:

•	A U.S. holder should not be required to recognize taxable income over the term of the C-Tracks prior to maturity, other than pursuant to a sale, exchange or retirement of the C-Tracks.

•
Upon sale, exchange or retirement of the C-Tracks, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the C-Tracks.  Such gain or loss should be long-term capital gain or loss if the investor has held the C-Tracks for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of the C-Tracks.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the C-Tracks is effectively connected with the conduct of a U.S. trade or business.

There is uncertainty regarding the tax treatment described above, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.  In addition, in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the C-Tracks.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the C-Tracks should read the discussion under “Certain United States Federal Tax Considerations” in this pricing supplement for more information.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consists primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the C-Tracks, as required by the indenture under which the C-Tracks are issued.

What Is the Role of Citigroup Funding’s Affiliates and Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the C-Tracks.  After the initial offering, Citigroup Global Markets Inc. and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the C-Tracks to create a secondary market for holders of the C-Tracks, and may engage in other activities described in the section “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities or continue those activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the C-Tracks.  As calculation agent, Citigroup Global Markets Inc. will make determinations with respect to the C-Tracks.  The determinations may be adverse to you.  You should refer to “Risk Factors Relating to the C-Tracks—There Are Potential Conflicts of Interest Between You and the Calculation Agent” in this pricing supplement for more information.

In addition, Citigroup Global Markets Inc. will also act as the index sponsor for the Index.  As index sponsor, Citigroup Global Markets Inc. will make determinations with respect to the Index.  These determinations will directly affect the value of the C-Tracks and may cause you to lose money.  You should refer to “Risk Factors Relating to the C-Tracks—The Policies of the Index Sponsor and Changes That Affect the Index Methodology or the Futures Contracts Underlying the Index Could Affect the Amount Payable on the C-Tracks and Their Market Value” and “Description of the Index—Calculations, Determinations and Cancellations” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We have hedged and will hedge our obligations under the C-Tracks through one or more of our affiliates.  This hedging activity may involve purchases or sales of equity securities underlying the S&P 500® Index or trading in instruments, such as options, swaps or futures, related to the VIX Index (including the VIX futures used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.  This hedging activity could affect the value of the Index, and, accordingly, the value of the C-Tracks.  Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the C-Tracks declines. You should refer to “Risk Factors Relating to the C-Tracks—Trading and Other Transactions by Citigroup Funding or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the C-Tracks” and “Risk Factors Relating to the C-Tracks—There Are Potential Conflicts of Interest Between You and the Calculation Agent” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.  If we determine in our reasonable discretion that we, or our affiliates, are unable to hedge our obligations under the C-Tracks, we may redeem the C-Tracks, in whole but not in part, as described herein.  You should refer to “Risk Factors Relating to the C-Tracks—The C-Tracks Are Subject to our Redemption Right” in this pricing supplement for more information.

Does ERISA Impose Any Limitations on Purchases of the C-Tracks?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the C-Tracks as long as either (A)(1) no Citigroup Global Markets Inc. affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the C-Tracks or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the C-Tracks or (B) its acquisition and holding of the C-Tracks is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the C-Tracks if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of C-Tracks by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the C-Tracks are subject to a number of risks.  Please refer to the section “Risk Factors Relating to the C-Tracks” in this pricing supplement.

Hypothetical Payout on the C-Tracks

Presented below are hypothetical examples showing how the payout on the C-Tracks is calculated.  The examples below are based on a hypothetical initial index value of 10,000.  We have included two examples in which the Index has, over time, increased until maturity and two examples in which the Index has, over time, decreased until maturity.  These examples highlight the behavior of the investor fee in different circumstances.  Because the investor fee is calculated on each calendar day during the life of the C-Tracks and is based upon each daily index factor, whereas the hypothetical investor fee shown below is based upon a yearly index factor, the actual investor fee in any scenario shown below will be dependent upon the path taken by the Index to arrive at its ending level and likely will be different (and possibly very different) than the hypothetical investor fee shown below.  For example, if the closing level of the Index in a particular year generally remains above the closing level of the Index at the end of the year, the actual investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be greater than the hypothetical investor fee shown below.  Conversely, if the closing level of the Index in a particular year generally remains below the closing level of the Index at the end of the year, the actual investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be less than the hypothetical investor fee shown below.  The impact of the investor fee on the return on your C-Tracks will increase with the increase in the Index level but will be affected by the overall path of the Index level during the term of your investment.

The following hypothetical examples highlight the behavior of the C-Tracks in different circumstances, but they are not indicative of actual results and are provided for illustrative purposes only.  The Index levels, yearly Index factor, yearly fee amounts and closing indicative values shown below for the first two years of the C-Tracks differ significantly from their actual values for the first two years, and values shown for the remaining years are not a prediction of actual future values. The examples below are solely hypothetical and are provided solely for the purpose of illustrating how the payout on the C-Tracks is calculated.  Actual results will vary.

Example 1: This example assumes that the Index increases by 47%.

Year	Index Level	Yearly Index Factor	Per Annum Fee	Yearly Fee Amount	Closing Indicative Value(1)
0	10,000	-----	1.15%	0.00	100.00
1	11,000	1.10	1.15%	1.27	108.74
2	10,800	0.98	1.15%	1.23	105.53
3	11,200	1.04	1.15%	1.26	108.18
4	11,700	1.04	1.15%	1.30	111.71
5	11,400	0.97	1.15%	1.25	107.59
6	12,300	1.08	1.15%	1.34	114.75
7	12,900	1.05	1.15%	1.38	118.97
8	13,500	1.05	1.15%	1.43	123.07
9	14,100	1.04	1.15%	1.48	127.06
10	14,700	1.04	1.15%	1.52	130.94

					2.73%	Annualized C-Tracks Return
					3.93%	Annualized Index Return

(1)	See Example 5 for the calculation of a hypothetical closing indicative value during the final valuation period or mandatory redemption valuation period, as applicable.

Example 2: This example assumes that the Index decreases by 30%.

Year	Index Level	Yearly Index Factor	Per Annum Fee	Yearly Fee Amount	Closing Indicative Value(1)
0	10,000	-----	1.15%	0.00	100.00
1	9,700	0.97	1.15%	1.12	95.88
2	10,100	1.04	1.15%	1.15	98.69
3	9,400	0.93	1.15%	1.06	90.79
4	8,600	0.91	1.15%	0.96	82.11
5	8,100	0.94	1.15%	0.89	76.45
6	7,800	0.96	1.15%	0.85	72.77
7	7,400	0.95	1.15%	0.79	68.24
8	7,800	1.05	1.15%	0.83	71.11
9	7,200	0.92	1.15%	0.75	64.88
10	7,000	0.97	1.15%	0.73	62.35

					-4.61%	Annualized C-Tracks Return
					-3.50%	Annualized Index Return
___________
(1)	See Example 5 for the calculation of a hypothetical closing indicative value during the final valuation period or mandatory redemption valuation period, as applicable.

Example 3: This example assumes that the Index increases by 71%.

Year	Index Level	Yearly Index Factor	Per Annum Fee	Yearly Fee Amount	Closing Indicative Value(1)
0	10,000	-----	1.15%	0.00	100.00
1	10,500	1.05	1.15%	1.21	103.79
2	11,500	1.10	1.15%	1.31	112.37
3	12,200	1.06	1.15%	1.37	117.84
4	11,900	0.98	1.15%	1.32	113.62
5	13,100	1.10	1.15%	1.44	123.64
6	14,200	1.08	1.15%	1.54	132.48
7	14,000	0.99	1.15%	1.50	129.11
8	15,100	1.08	1.15%	1.60	137.65
9	15,900	1.05	1.15%	1.67	143.28
10	17,100	1.08	1.15%	1.77	152.32

					4.30%	Annualized C-Tracks Return
					5.51%	Annualized Index Return
___________
(1)	See Example 5 for the calculation of a hypothetical closing indicative value during the final valuation period or mandatory redemption valuation period, as applicable.

Example 4: This example assumes that the Index decreases by 74%.

Year	Index Level	Yearly Index Factor	Per Annum Fee	Yearly Fee Amount	Closing Indicative Value(1)
0	10,000	-----	1.15%	0.00	100.00
1	8,900	0.89	1.15%	1.02	87.98
2	8,000	0.90	1.15%	0.91	78.17
3	7,400	0.93	1.15%	0.83	71.48
4	6,600	0.89	1.15%	0.73	63.02
5	6,700	1.02	1.15%	0.74	63.24
6	5,200	0.78	1.15%	0.56	48.51
7	5,400	1.04	1.15%	0.58	49.80
8	4,200	0.78	1.15%	0.45	38.29
9	3,800	0.90	1.15%	0.40	34.24
10	2,600	0.68	1.15%	0.27	23.16

					-13.61%	Annualized C-Tracks Return
					-12.60%	Annualized Index Return
___________
(1)	See Example 5 for the calculation of a hypothetical closing indicative value during the final valuation period or mandatory redemption valuation period, as applicable.

Example 5: Hypothetical calculation of the closing indicative value during a final valuation period or mandatory redemption valuation period.

	Index Exposure	Notional Cash Amount	Daily Index Factor	Daily Investor Fee	Closing Indicative Value
Day Before the 1st Observation Day	$ -----	$ -----	1.00	$0.00378	$119.99622
1st Observation Day	$97.91383	$24.47846	1.02	$0.00386	$122.39229
2nd Observation Day	$74.16739	$49.20092	1.01	$0.00312	$123.36831
3rd Observation Day	$50.43224	$74.41704	1.02	$0.00238	$124.84927
4th Observation Day	$25.97178	$100.38882	1.03	$0.00164	$126.36060
5th Observation Day	$0.00000	$127.65833	1.05	$0.00086	$127.65833

RISK FACTORS RELATING TO THE C-TRACKS

The C-Tracks Do Not Pay Interest or Guarantee Return of Principal

The terms of the C-Tracks differ from those of ordinary, unsecured debt securities in that the C-Tracks neither pay interest nor guarantee payment of the stated principal amount at maturity or upon an earlier redemption.  The amount that you will be paid on your C-Tracks at the stated maturity date or on any earlier redemption date will depend on the closing level of the Index on the applicable valuation date and on the amount of investor fees that will be accumulated with respect to your C-Tracks and, if applicable, the redemption charge.  Depending on the index closing level on the applicable valuation date, you could lose a substantial portion or even all of your investment.

The C-Tracks May Not Be a Suitable Investment for You

The C-Tracks may not be a suitable investment for you if you:

•	are not willing to be exposed to the potential for significant daily fluctuations in the levels of the Index;

•
are a buy-and-hold investor and are not willing to be exposed to the potential for a significant decline in the level of the Index over time due to negative “roll yields” from the roll of the VIX futures contracts included in the Index;

•	seek a guaranteed return of principal;

•
believe the Index will perform adversely or insufficiently beneficially to offset the impact of the investor fee during the term of the C-Tracks (and in the case of an optional redemption, the redemption charge);

•	prefer the lower risk and therefore accept the potentially lower, but more predictable, returns of fixed income investments with comparable maturities and credit ratings;

•	seek current income from your investment; or

•	are unwilling to accept exposure to the credit risk of Citigroup Inc.

There Are Risks Associated With Investments in Securities That Provide a Long Exposure to Volatility

The level of the Index is affected by equity market volatility.  During periods when volatility levels are stable, the return from the volatility exposure will tend to be lower and, in some cases, could be negative.  In a decreasing volatility environment, the return of the long volatility exposure will decline.  The Index is designed to perform well in conditions of increasing volatility in equity markets but not as well in periods of stable or falling volatility levels, but there is no guarantee that it will do so. Moreover, investor fees (and in the case of an optional redemption, the redemption charge) and negative “roll yields” as described below may have a significant adverse affect on the value of the Index over time and, accordingly, decrease the payment you receive at maturity or upon redemption.  See “Negative ‘Roll Yields’ of the Futures Contracts Included in the Index May Result in a Significantly Reduced Amount Payable at Maturity or Upon Redemption” and “Even if the Level of the Underlying Index on the Final Valuation Period End Date, Mandatory Redemption Valuation Period End Date or Applicable Valuation Date Is Greater Than It Was at the Time of Your Investment, You May Receive Less Than the Purchase Price of Your C-Tracks” in this pricing supplement.

There May Be Significant Daily Fluctuations in the Level of the Index, Which Will Affect the Value of the C-Tracks

The historical backtested and actual historical performance of the Index has been highly volatile.  It is likely that the Index will continue to be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the Index.  Accordingly, the C-Tracks are not designed for investors who are not willing to be exposed to potential significant fluctuations in the level of the Index and, therefore, in the value of their C-Tracks.  See “Description of the Index—Historical Performance of the Index” in this pricing supplement.

Negative “Roll Yields” of the Futures Contracts Included in the Index May Cause the Index Value to Decline Significantly Over Time, Which Will Affect the Value of the C-Tracks

The level of the Index at any time is partially or wholly based on the value of VIX futures contracts.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset.  A portion of the third-month VIX futures contracts that comprise the Index are rolled into fourth-month VIX futures contracts daily on each index business day on which an index market disruption event has not occurred.  Thus, for example, VIX futures contracts purchased and held in July will specify an October expiration.  As time passes, the VIX futures contracts expiring in October will be replaced by VIX futures contracts for delivery in November.  This process is referred to as “rolling.”  If the market for these futures contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October futures contract would take place at a price that is higher than the purchase price of the November futures contract, thereby creating a positive “roll yield.”  Conversely, if the market for VIX futures contracts is (putting aside the other considerations) in “contango,” which means that prices are higher in the distant delivery months than in near delivery months, the sale of the October futures contract would take place at a lower price than the purchase price of the November futures contract, thereby creating a negative “roll yield.”  The actual realization of a potential roll yield will be dependent upon the price at which a VIX futures contract is purchased relative to the unwind sale price of another VIX futures contract at the time of hypothetical purchase and sale of those futures contracts.  Negative roll yields will adversely affect the value of the Index over time.

The VIX futures contracts included in the Index have not historically exhibited consistent periods of backwardation, and, accordingly, positive roll yields will not likely consistently occur during the term of the C-Tracks.  The VIX futures contracts underlying the Index have, in fact, historically traded in contango markets, and often in periods of very high contango markets, which means there is the potential for significant negative roll yields and, accordingly, potentially significant declines in the Index (and, therefore, the value of the C-Tracks) over time.  Putting aside other considerations, if the VIX futures contracts underlying the Index remain in contango during the term of the C-Tracks, consistent with the historical performance, negative roll yields will reduce the value of the Index and the C-Tracks potentially to as low as zero.  Therefore, the C-Tracks are not designed for long-term, buy-and-hold investors who are not willing to be exposed to a potentially significant decline in the Index over time because of negative roll yields.

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level; Any Increase in the Spot Level of the VIX Index Likely Will Not Continue Over Time

In the past, the level of the VIX Index, which measures the implied volatility of the S&P 500® Index, has typically reverted over the longer term to a historical mean, and its absolute level has historically been constrained within a band.  It is likely that spot level of the VIX Index will continue to do so in the future, especially when economic uncertainties recede.  If this happens, the value of VIX futures contracts, which are a component of the Index to which the C-Tracks are linked, will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in your C-Tracks will correspondingly be limited as a result if you purchased your C-Tracks at a time of high volatility and, therefore, when the level of the VIX Index was higher relative to the historical long-term mean level.

Historical Levels of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the C-Tracks

It is impossible to predict whether the Index underlying the C-Tracks will rise or fall.  The actual performance of the Index over the term of the C-Tracks, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which, in most cases, have been highly volatile.

Even if the Level of the Underlying Index on the Final Valuation Period End Date, Mandatory Redemption Valuation Period End Date or Applicable Valuation Date Is Greater Than It Was at the Time of Your Investment, You May Receive Less Than the Purchase Price of Your C-Tracks.

Since the investor fee reduces the amount of your return at maturity, or the investor fee and the redemption charge reduce the amount of your return upon early redemption, the Index will need to increase sufficiently from the time you purchased your C-Tracks to compensate for the deduction of fees for you to receive at least the purchase price of your C-Tracks at maturity or upon earlier redemption.  Therefore, if the Index level does not increase, increases by an amount insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge) or decreases, you will receive less than the principal amount of your investment at maturity or upon redemption at our or your option, as the case may be.  In addition, since the investor fees for your C-Tracks will be calculated based on the closing level of the Index on each day over the term of the C-Tracks, higher Index closing levels on any date prior to the final valuation period end date, mandatory redemption valuation period end date or applicable valuation date, as the case may be, will result in higher investor fees and lower returns on your C-Tracks.

You Will Not Benefit From Any Increase in the Level of the Underlying Index if Such Increase Is Not Reflected in the Index on the Final Valuation Period End Date, Mandatory Redemption Valuation Period End Date or Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee (and in the case of early redemption, the redemption charge) between the date you purchase your C-Tracks and the last day of the final valuation period, the last day of the mandatory redemption valuation period or the relevant valuation date, as applicable, we will pay you less than the principal amount of your C-Tracks at maturity or upon redemption at our or your option, as the case may be.  This will be true even if the level of the Index as of some date or dates prior to the last day of the final valuation period, the last day of the mandatory redemption valuation period or the relevant valuation date, as applicable, would have been sufficiently high to offset the negative effect of the investor fee (and in the case of early redemption, the redemption charge).

Your C-Track Is Not Linked to the VIX Index, and the Value of Your C-Track May Be Less Than It Would Have Been Had Your C-Track Been Linked to the VIX Index

The methodology of the Index is designed to produce daily returns correlated to the VIX Index.  However, the Index to which the value of the C-Tracks is linked is not the VIX Index.  Because the value of your C-Tracks will be linked to the value of the Index and not the VIX Index itself, you may not participate in any appreciation or depreciation of the VIX Index on a fully correlated basis.  The Index methodology is based upon holding a rolling long position in VIX futures contracts and a short position in the S&P 500® Total Return Index.  These futures contracts will not necessarily track the performance of the VIX Index, and the weighting of the short position in the S&P 500® Total Return Index, which is based on a historical regression, may not necessarily enhance the correlation with the VIX Index.  Your C-Tracks may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX futures contracts to rise.  In addition, your C-Tracks may not benefit from a decline in the level of the S&P 500® Total Return Index if the short position in the S&P 500® Total Return Index is very small or zero. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your C-Tracks.

The Weight of the Position in the S&P 500® Total Return Index Component Is Based Upon a Backward-Looking Regression That May Adversely Impact the Level of the Index

As described in “Description of the Index” in this pricing supplement, the Index is composed of the returns on long exposure to third- and fourth-month futures contracts on the VIX Index, multiplied by a factor and a weighted short position in the S&P 500® Total Return Index. The weight of the position in the S&P 500® Total Return Index component of the Index is determined based on a regression over a 6-month backward-looking window but is applied for the month of the current roll period.  Therefore, even if the S&P 500® Total Return Index declined in value during the current roll period, if the weight of this component was zero or close to zero, that decline would not be reflected in the level of the Index and the Index could potentially be based entirely on the value of the relevant VIX futures contracts only.  As a result, the weighting of the short position in the S&P 500® Total Return Index may not necessarily enhance the level of the Index.  Moreover, if the S&P 500® Total Return Index

increased in value during the current roll period, if the weight of this component was -2.5, the weighting of the short position in the S&P 500® Total Return Index would have a negative impact on the level of the Index.

Any Decline in VIX Futures Contracts and/or Increase in the S&P 500® Index May Result in a Loss on an Accelerated Basis

As described in “Description of the Index,” the VIX futures contracts component of the Index is multiplied by two.  Accordingly, any decline in the value of the relevant VIX futures contracts will be doubled and, assuming the trading prices of the other components included in the Index remain constant, will result in an accelerated decline of the Index level.  In addition, the short position in the S&P 500® Total Return component of the Index is weighted by the SFactor.  The SFactor is a number between 0 to -2.5 that is determined monthly and applied to the S&P 500® Total Return Index component of the Index.  As a result, even if VIX futures contracts closing prices rise, if the SFactor is less than zero, any increase in the level of the S&P 500® Total Return Index will have a negative impact on the level of the Index, and such impact could be significant.  Therefore, the Index and the C-Tracks may decline on an accelerated basis when the VIX futures contracts decline in price and/or the S&P 500® Total Return Index level increases.

The Index May Not Be the Most Accurate Measure of S&P 500® Volatility

The VIX Index measures the 30-day volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index.  The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index.  The value of your C-Tracks is based on the value of the relevant VIX futures contracts included in the Index underlying your C-Tracks and a short position in the S&P 500® Total Return Index.  Your C-Tracks are not linked to the realized or implied volatility over a specific period of time or for specific levels of the S&P 500® Index and will not reflect the return you would realize if you owned or traded put and call options used to calculate the level of the VIX Index or other instruments intending to provide a return equal to that of the VIX Index.

The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis.  The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation.  As a result, the behavior of the futures contracts may be different from futures contracts whose settlement prices are based on tradable assets.

To Submit Your C-Tracks for Redemption at Your Option, You Must Make the Request With Respect to at Least 50,000 C-Tracks

You must submit for redemption at least 50,000 C-Tracks at one time and pay a redemption charge to exercise your right of redemption on any redemption date.  You may only redeem your C-Tracks on a redemption date if we receive an irrevocable offer for redemption from you by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we do not receive your irrevocable offer for redemption by 4:00 p.m., New York City time, on the business day prior to the applicable valuation date, your offer for redemption will not be effective and your C-Tracks will not be redeemed on the applicable redemption date.  Your offer for redemption will not be effective until we or our affiliate confirms receipt.  See “Description of the C-Tracks—Early Redemption at Your Option—Redemption Procedures” in this pricing supplement for more information.

If you have fewer than 50,000 C-Tracks, you will have to sell them in the secondary market.  Although the market price of C-Tracks should generally track the performance of the Index less aggregate investor fees, we can give you no assurance that the C-Tracks will not trade at a discount from the value an investor would receive upon redemption.

You May Not Be Able to Offer Your C-Tracks for Redemption Because There May Be Fewer Than 50,000 C-Tracks Outstanding at Any Time

On the original issue date, 200,000 C-Tracks were issued.  As of June 27, 2012, there were 505,622 C-Tracks outstanding, excluding C-Tracks held by our affiliates. If the number of C-Tracks outstanding and not held by our affiliates at any one time is fewer than 50,000 due to prior redemptions by us of the C-Tracks you will not be able to avail yourself of the redemption mechanic.

You May Submit Your C-Tracks for Redemption Only Until the Index Business Day Immediately Preceding the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as Applicable

You may submit your C-Tracks for redemption at your option on any business day from, and including, the inception date up to, but excluding, the final valuation period start date or mandatory redemption valuation period start date, as applicable.  As a result, you may not submit your C-Tracks for redemption during the final valuation period, and there may be no buyers for the C-Tracks in the secondary market, and, therefore, you may not be able to sell your C-Tracks during such period.  Even if you are able to sell your C-Tracks during such period, the market price at which potential buyers will be willing to buy the C-Tracks from you may be significantly lower because the payment at maturity will be based on the closing indicative value of the C-Tracks on the final valuation period end date.

The Market Value of the C-Tracks May Be Influenced by Many Unpredictable Factors

The market value of your C-Tracks may fluctuate significantly between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your C-Tracks in the secondary market. We expect that generally the value of the Index components and Index will affect the market value of the C-Tracks more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the C-Tracks. Factors that may influence the market value of the C-Tracks include:

•
prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant VIX futures contracts or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for the C-Tracks, including inventory positions with Citigroup Global Markets Inc. or any market-maker;

•	the time remaining to the maturity of the C-Tracks;

•	interest rates;

•
economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant VIX futures contracts;

•	the perceived creditworthiness of Citigroup Inc.;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your C-Tracks may offset or enhance the effect of another factor.

The Policies of the Index Sponsor and Changes That Affect the Index Methodology or the Futures Contracts Underlying the Index Could Affect the Amount Payable on the C-Tracks and Their Market Value

The policies of the index sponsor, which is an affiliate of ours, concerning the calculation of the level of the Index could affect the value of the Index and, therefore, the amount payable on the C-Tracks at maturity or upon redemption and the market value of the C-Tracks prior to maturity.  This may present conflicts of interest with you.  See “Risk Factors Relating to the C-Tracks—Our Business Activities May Create Conflicts of Interest” in this pricing supplement.

As described in “Description of the Index—Change in the Methodology” in this pricing supplement, the index sponsor may modify the methodology for calculating the value of the Index or make certain other changes to the way in which an Index is calculated.  The index publisher may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the Index.  Any such changes could adversely affect the value of your C-Tracks.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good-faith estimate in its sole discretion of the value of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of the C-Tracks—Market Disruption and Force Majeure Events Relating to the C-Tracks” and “Description of the C-Tracks—Calculation Agent” in this pricing supplement.

The Policies of Standard & Poors and the CBOE and Changes That Affect the Composition and Valuation of the S&P 500® Total Return Index and the VIX Index Could Affect the Amount Payable on Your C-Tracks and Their Market Value

The policies of Standard & Poor’s (“S&P”) and the CBOE concerning the calculation of the level of the S&P 500® Total Return Index and the VIX Index, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Total Return Index or the VIX Index could affect the value of the Index and, therefore, the amount payable on your C-Tracks at maturity or upon redemption and the market value of your C-Tracks prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Total Return Index or make other methodological changes that could change the level of the S&P 500® Total Return Index. The changing of equity securities included in the S&P 500® Total Return Index may affect the S&P 500® Total Return Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index.  The changing of the futures contracts underlying the Index may affect the performance of the Index in similar ways.  Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Total Return Index.  Any of these actions could adversely affect the value of your C-Tracks.  S&P has no obligation to consider your interests in calculating or revising the S&P 500® Total Return Index.  See “Description of the Index—The S&P 500® Total Return Index,” “Description of the Index—Change in Methodology” and “Description of the Index—Calculations, Determinations and Cancellations” in this pricing supplement.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of VIX futures contracts and, consequently, the value of your C-Tracks.  There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your C-Tracks.  Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value.  Any of these actions could adversely affect the value of your C-Tracks.  The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value.  See “Description of the Index—The VIX Index” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of an index market disruption event or for any other reason, the calculation agent may be required to make a good-faith estimate in its sole discretion of the value of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of the C-Tracks—Market Disruption and Force Majeure Events Relating to the C-Tracks” and “—Calculation Agent” in this pricing supplement.

At Maturity or Upon Redemption at Our Option, You May Receive Less Cash Than Expected Because the Closing Level of the Index May Fluctuate or Decline After the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as Applicable, But Before We Settle Our Obligation

At maturity or if we elect to redeem the C-Tracks at our option, you will be exposed to fluctuations in the closing level of the Index during the final valuation period or mandatory redemption valuation period, as applicable, which may negatively affect the amount of cash that you will receive.

In addition, the amount of cash that you will receive at maturity or upon redemption at our option will be determined by reference to the closing indicative value on the final valuation period end date or mandatory redemption valuation period end date, as applicable, which will be based both on the index exposure and notional cash amount, which may be less than if it were only based on the change in the closing level of the Index.  During the final valuation period or mandatory redemption valuation period, as applicable, no interest will be paid on the notional cash amount to compensate you for the decreased exposure to the changes in the value of the Index.  Accordingly, if the closing level of the Index increases during each such period, the amount of cash that you receive will be less than would be expected based on the closing level of the Index at the beginning of the final valuation period or mandatory redemption valuation period, as applicable.

The Payment at Maturity or Upon Mandatory Redemption is Based Upon a Declining Exposure to the Index over a Valuation Period

The payment at maturity or upon mandatory redemption is based upon the sum of the index exposure and notional cash amount determined over the final valuation period or mandatory redemption valuation period, as applicable.  The calculation of the index exposure and notional cash amount during these periods simulates a proportionate move from Index exposure to cash. This means C-Tracks will not be based entirely on the Index fluctuations during this period and you will not entirely benefit from increases in the Index value as the notional cash amount increases relative to the index exposure amount.  Moreover, even for the simulated cash position represented by the notional cash amount, you will not be compensated for any interest or time value of money during this period (which may be up to six calendar days) prior to your receiving the payment upon maturity or mandatory redemption.

If a Market Disruption Event or Force Majeure Event Has Occurred or Exists During the Final Valuation Period, During the Redemption Period or on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value

The determination of the value of a C-Track during the final valuation period, during the mandatory redemption valuation period or on a valuation date, as the case may be, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing during such final valuation period, during such mandatory redemption valuation period or on such valuation date, as the case may be.  In no event, however, will the final valuation period end date, the mandatory redemption valuation period end date or a valuation date be postponed past the second business day immediately preceding the maturity date, mandatory redemption date or redemption date, as applicable.  If the final valuation period end date, the mandatory redemption valuation period end date or a valuation date is postponed until the second business day immediately preceding the maturity date, mandatory redemption date or redemption date, as the case may be, but a market disruption event or force majeure event occurs or is continuing on such day, that day will nevertheless be the final valuation period end date, mandatory redemption valuation period end date or valuation date, as the case may be, and the calculation agent will make a good-faith estimate in its sole discretion of the closing indicative value for such day.  See “Description of the C-Tracks—Market Disruption and Force Majeure Events Relating to the C-Tracks” in this pricing supplement.

Postponement of an Observation Day or Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption, as Applicable

As the payment at maturity or upon redemption is a function of, among other things, the applicable daily index factor and investor fee during the final valuation period, during the mandatory redemption valuation period or on the applicable valuation date, as the case may be, the postponement of any observation day or any valuation date may result in the application of a different applicable daily index factor and higher investor fee and, accordingly, may decrease the payment you receive at maturity or upon redemption, as applicable.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  If these exchange-traded futures cease to exist, the Index may also cease to exist or, upon the determination of the index sponsor, may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index and VIX Index Futures Have Limited Historical Information

The Index was created on October 27, 2010, and the index sponsor has published limited information about how the Index would have performed had it been calculated in the past.  In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures contracts of all relevant maturities have traded at all times since that date.  Prior to November 2006, not all third- and fourth-month VIX futures contracts were listed, and, for the purpose of historical Index calculations, the index sponsor made certain assumptions in interpolating VIX futures contracts from nearby listed contracts as described in “Description of the Index—Historical Assumptions” in this pricing supplement.

Because the Index and the VIX futures contracts that underlie it are of recent origin and limited historical performance data exists with respect to them, your investment in the C-Tracks may involve a greater risk than investing in alternate securities linked to one or more indices with a more established record of performance.  A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Index and Your C-Tracks

Because the value of the Index is linked, in part, to the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on a specified Treasury Bill rate, changes in the Treasury Bill rate of interest may affect the amount payable on your C-Tracks at maturity or upon redemption and, therefore, the market value of your C-Tracks.  Any decrease in the Treasury Bill rate of interest will decrease the rate at which daily accrued interest on the hypothetical notional value of the Index is reinvested into the Index and will, therefore, adversely affect the amount payable on your C-Tracks at maturity or upon redemption.

The C-Tracks Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the C-Tracks

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the C-Tracks, to pay all amounts due on the C-Tracks, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The C-Tracks are not guaranteed by any other entity.  If Citigroup Inc. defaults on its obligations under the C-Tracks, your investment would be at risk and you could lose some or all of your investment.  Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the C-Tracks.

There May Not Be an Active Trading Market in the C-Tracks; Sales in the Secondary Market May Result in Significant Losses

Although the C-Tracks are currently listed on the NYSE Arca under the symbol “CVOL”, no assurance can be given that a secondary market will exist, and even if there is a secondary market, it may not provide significant liquidity.  If there is insufficient liquidity in the secondary market, the price at which you would be able to sell your C-Tracks would likely be lower than if an active market existed.  In addition, although certain affiliates of Citigroup Funding may engage in limited purchase and resale transactions in the C-Tracks, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  Furthermore, while we expect that the C-Tracks issued on the inception date and from time to time thereafter will be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them. Therefore, the liquidity in the market could be limited to the number of C-Tracks currently outstanding and not held by our affiliates, or fewer, to the extent that any C-Tracks are redeemed or repurchased by us or our affiliates.  In addition, we are not required to maintain any listing of the C-Tracks on the NYSE Arca or any other securities exchange.

The Liquidity of the Market for the C-Tracks May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the C-Tracks on the inception date, and the remainder of the C-Tracks will be offered and sold from time to time through Citigroup Global Markets Inc., our affiliate, as agent.  Also, the number of C-Tracks outstanding and held by persons other than our affiliates could be reduced at any time due to early redemptions submitted by investors of the C-Tracks.  Accordingly, the liquidity of the market for any series of C-Tracks could vary materially over the term of the C-Tracks.  While you may elect for us to redeem your C-Tracks prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and submit for redemption at least 50,000 C-Tracks at one time to exercise your right for us to redeem your C-Tracks on any redemption date.

We Have No Obligation to Issue or Sell Additional C-Tracks at any Time, and if We Discontinue Additional Issuances and Sales, Distortions May Arise in the Market for the C-Tracks.

We have no obligation to issue or sell additional C-Tracks at any time.  Although we expect to issue and sell additional C-Tracks from time to time after the date of this pricing supplement, we may discontinue doing so for any reason at any time.  If we discontinue issuing and selling additional C-Tracks, an imbalance between supply and demand for the C-Tracks may arise, which could give rise to distortions in the market for the C-Tracks.  These distortions could lead to the market price of the C-Tracks differing, perhaps significantly, from the intraday indicative value and closing indicative value of the C-Tracks.  If this circumstance occurs, the C-Tracks could become highly volatile and subject to rapid and significant decreases in price, independently of the performance of the Index.

The Intraday Indicative Value and the Closing Indicative Value Are Not The Same as The Closing Price or Any Other Trading Price of the C-Tracks in the Secondary Market

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the C-Tracks in the secondary market.  The closing indicative value for each $100 stated principal amount of the C-Tracks was $100 on the inception date.  Prior to the final valuation period start date or mandatory redemption valuation period start date, as applicable, the closing indicative value will be equal to (a) the product of (i) the closing indicative value on the immediately preceding day and (ii) the daily index factor for such day, minus (b) the investor fee for such day. During the final valuation period or mandatory redemption valuation period, as applicable, the closing indicative value will be equal to the sum of (a) the index exposure and (b) the notional cash amount.

An intraday indicative value of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by the CBOE or a successor over Bloomberg under the ticker symbol “CVOLN”.  Although the CBOE, as index publisher, on any index business day will calculate and publish the intraday indicative value of the Index and the C-Tracks every 15 seconds, your payment on the C-Tracks at maturity or upon redemption will be determined based on the closing indicative value on the applicable valuation date. The intraday indicative value is equal to the closing indicative value on the immediately preceding calendar day, multiplied by the current daily index factor, minus the current investor fee.

The trading price of the C-Tracks at any time is the price that you may be able to sell your C-Tracks in the secondary market at such time, if one exists. The trading price of any series of the C-Tracks at any time may vary significantly from the intraday indicative value of such C-Tracks at such time. Paying a premium purchase price over the intraday indicative value of the C-Tracks could lead to significant losses in the event the investor sells such C-Tracks at a time when such premium is no longer present in the marketplace or such C-Tracks are accelerated (including at our option), in which case investors will receive a cash payment in an amount equal to the closing indicative value on the valuation date or mandatory redemption period end date, as applicable.

Trading and Other Transactions by Citigroup Funding or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the C-Tracks

We or one or more of our affiliates have hedged our obligations under this series of C-Tracks by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures contracts used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the C-Tracks.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the C-Tracks declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures contracts used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities could adversely affect the market price of those items and, therefore, the market value of the C-Tracks.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the C-Tracks. With respect to any of the activities described above, neither Citigroup Funding nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the C-Tracks into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the C-Tracks.

As noted above, we and our affiliates have engaged in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures contracts used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the C-Tracks or on their behalf.  These trading activities may present a conflict between the holders’ interest in the C-Tracks and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the level of the Index, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the C-Tracks.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to the VIX Index, the S&P 500® Index, equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures contracts used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the C-Tracks.  The research should not be viewed as a recommendation or endorsement of the C-Tracks in any way and investors must make their own independent investigation of the merits of this investment.

Citigroup Global Markets Inc., which is an affiliate of ours, is the index sponsor.  As index sponsor, Citigroup Global Markets Inc. will make determinations with respect to the Index and these determinations will be made without taking into consideration of your investment in the C-Tracks, will directly affect the value of the C-Tracks and may cause you to lose money.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures contracts used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the C-Tracks.  With respect to any of the activities described above, neither Citigroup Funding nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the C-Tracks into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Citigroup Global Markets Inc. serves as the calculation agent.  It will, among other things, decide the amount to be paid to you on the C-Tracks at maturity or upon redemption.  For a more detailed description of the calculation agent’s role see “Description of the C-Tracks—Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the C-Tracks.  If events such as these occur, or if the value of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good-faith estimate in its sole discretion of the value of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of the C-Tracks—Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions related to the C-Tracks.  For example, the calculation agent may have to determine whether for purposes of calculation of a closing indicative value a market disruption event or a force majeure event has occurred or is continuing on a valuation date or at any time during the final valuation period or mandatory redemption valuation period.  This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability or our affiliates ability to hedge our obligations under the applicable C-Tracks.  Since these determinations by the calculation agent may affect the market value of the C-Tracks of any series, the calculation agent may have a conflict of interest if it needs to make any such decision.

The C-Tracks Are Subject to Our Redemption Right

The term of the C-Tracks, and thus your opportunity to invest in the C-Tracks, may be limited by our right to redeem the C-Tracks at our option, in whole and not in part, if we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate closing indicative value on any index business day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.  The amount of cash that you will receive will be based on the closing indicative value of the C-Tracks during the mandatory redemption valuation period and may be significantly less than if it were based on a single valuation date if the value of the Index fluctuates or decreases during such period.  See “Description of the C-Tracks—Payment Upon Mandatory Redemption” and “Risks Relating to the C-Tracks—The Payment at Maturity or Upon Mandatory Redemption is Based Upon a Declining Exposure to the Index over a Valuation Period” in this pricing supplement.  Because the investor fee reduces the amount of your return upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment upon redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.  In addition, if the C-Tracks are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

The U.S. Federal Income Tax Consequences of an Investment in the C-Tracks Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the C-Tracks, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the C-

Tracks are uncertain, and the IRS or a court might not agree with the treatment of the C-Tracks as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the C-Tracks, the tax consequences of ownership and disposition of the C-Tracks might be affected materially and adversely.  As described below under “Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the C-Tracks should review carefully the section of this pricing supplement entitled “Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the C-Tracks (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE INDEX

General Index Overview

The Citi Volatility Index Total Return (the “Index”) seeks to provide directional exposure to the implied volatility of large-cap U.S. stocks.  As described below, the Index is designed to measure the return on the Citi Excess Return Volatility Index (the “CVOL ER Index”) and an interest accrual on the notional value of the Index based on the 3-month U.S Treasury rate and reinvestment into the Index.

The Index methodology uses a combination of returns on (a) a long exposure to third- and fourth-month futures contracts on the CBOE Volatility Index (the “VIX Index”) published by the Chicago Board Options Exchange, Incorporated (the “CBOE”) (the “VIX futures contracts”), multiplied by a factor of two, (b) a weighted short position in the S&P 500® Total Return Index (Bloomberg L.P. ticker symbol “SPXT:IND”) (the “S&P 500® Total Return Index”), as reduced by the Treasury Return determined by the formula described below under “—Composition of the Index—Treasury-Based Interest Accrual Component; Calculation of the Index Level” (the “Treasury Return”) and (c) an interest accrual on the notional value of the Index based on the 3-month U.S Treasury rate and reinvestment into the Index, all as described below.

The weighting of the S&P 500® Total Return Index short position is determined monthly by a regression over a 6-month backward-looking window of (a) the difference between the VIX Index daily returns and twice the daily returns of the relevant VIX futures contracts versus (b) the S&P 500® Total Return Index as reduced by the Treasury Return.  See “Risk Factors Relating to the C-Tracks—The Index May Underestimate the Volatility Levels” in this pricing supplement.

The Index methodology is designed to produce daily returns more correlated to the VIX Index than a portfolio of VIX futures contracts and with a similar magnitude to the daily returns of the VIX Index.  However, the Index is not the VIX Index.  Returns on the Index may vary from the VIX Index both in direction and magnitude and may not produce correlated returns.  See “Risk Factors Relating to the C-Tracks—Your C-Track Is Not Linked to the VIX Index, and the Value of Your C-Track May Be Less Than It Would Have Been Had Your C-Track Been Linked to the VIX Index” in this pricing supplement.

The Index was established by Citigroup Global Markets Inc. (the “index sponsor”) on October 27, 2010 with a base date of December 20, 2005 and a base value of 10,000.

The daily closing level of the Index is calculated at the close of trading of the regular trading session on each index business day in accordance with the method described under “—Calculation of the Index” below.  The intraday level of the Index is calculated in real time on each index business day using the same methodology but applying real time prices of the VIX futures contracts and, if applicable, the level of the S&P 500® Total Return Index as reduced by the Treasury Return.  The real time intraday and closing level of the Index will be published by CBOE or a successor under the ticker symbol “CVOLT”, however your payment on the C-Tracks will be determined based on the closing level of the Index.

The Index is calculated as described below under “—Composition of the Index” and “—Calculation of the Index.”  Because the Index is based on both VIX futures contracts and S&P 500® Total Return Index short positions, set forth below are also descriptions of the S&P 500® Total Return Index, the VIX Index and an overview of the futures markets generally.

The S&P 500® Total Return Index

Unless otherwise stated, we have derived all information regarding the S&P 500® Total Return Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), publicly available sources and other sources we believe to be reliable. We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Total Return Index at any time.

The S&P 500® Total Return Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets.  S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings.  The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Total Return Index reflects the performance of the U.S. equity markets.  The S&P 500® Total Return Index reflects the effects of ordinary and special dividend reinvestment.

S&P chooses companies for inclusion in the S&P 500® Total Return Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Total Return Index to achieve the objectives stated above.

The VIX Index

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We have not independently verified such information.  The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase.  The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and, in doing so, seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day volatility of the S&P 500® Index as implied by the SPX options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX options expiring on the two closest nearby months (“near-term options” and “next-term options,” respectively) are selected to bracket a 30-day calendar period. SPX options having a maturity of less than eight days are excluded at the outset and, when the near-term options have eight days or less left to expiration, the VIX Index rolls to the second- and third-contract months to minimize pricing anomalies that occur close to expiration. The model-free implied volatility, using prices of the near-term options and next-term options, are then calculated on a strike-price weighted average basis to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. VIX Index futures allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “UX”.

Futures Markets

The Index is composed of third- and fourth-month futures contracts on the VIX. Futures on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a November VIX Index futures contract that wishes to maintain a position in the nearest delivery month will, as the November futures contract nears expiration, sell the November futures contract, which serves to close out the existing long position, and buy a December futures contract. This will “roll” the November position into a December position, and, when the November futures contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Index

The Index is comprised of (a) returns on the CVOL ER Index and (b) interest accrual on the notional value of the Index based on a 3-month U.S. Treasury rate and reinvestment into the Index, all as described below.

CVOL ER Index Component

CVOL ER Index Methodology

The CVOL ER Index (Bloomberg ticker: “CVOLE”) models the returns on a combination of (a) a long position in a portfolio of third- and fourth-month VIX futures contracts that are rolled continuously on each index business day, multiplied by a factor of two and (b) a variable weighted short position in the S&P 500® Total Return Index as reduced by the Treasury Return, all as described below.  The weighting of the S&P 500® Total Return Index position is determined by a regression over a 6-month backward-looking window of (i) the difference between the VIX Index daily returns and twice the daily returns of the relevant VIX futures contracts versus (ii) the S&P 500® Total Return Index as reduced by the Treasury Return. The CVOL ER Index is rounded to two decimal places.

Weighting of the Position in VIX Futures Contracts

The first component of the CVOL ER Index is a long position in a portfolio of continuously rolled third- and fourth month VIX futures contracts, multiplied by the VFactor (described in the formulas below).  The VFactor remains constant at 2.

Rolling VIX Futures Contracts

The VIX futures contracts constituting that portfolio are rolled from the third-month VIX futures contract (as defined below) into the fourth-month VIX futures contract (as defined below) on a daily basis during each “roll period” described below.  On the index business day after the then-current roll period ends, the following roll period will begin.  The CVOL ER Index operates by notionally selling on a daily basis VIX futures contracts that specify cash settlement three months from the start of the “roll period” (defined below) (the “third-month VIX futures contract”) and notionally purchasing on a daily basis VIX futures contracts that specify cash settlement four months from the start of the roll period (the “fourth-month VIX futures contract”).  The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of attempting to maintain the weighted average maturity of the VIX futures contracts included in the portfolio at approximately three months.

The “roll period” begins on the Wednesday that is thirty days prior to the third Friday of the calendar month immediately following the month in which the S&P 500® Index options expire (such Wednesday, the “VIX futures settlement date”) and runs through the close of trading of the regular trading session on the Tuesday prior to the subsequent month’s VIX futures settlement date.  Each successive roll period begins on the open of trading of the regular trading session on the Wednesday immediately following the end of the current roll period.  At the close of trading of the regular trading session on the last day of the immediately preceding roll period all of the weight is allocated to the VIX futures contract whose time to expiry is closest to three months, which was the fourth-month VIX futures contract at the start of such roll period.  On each subsequent index business day, a fraction of the notional amount of the third-month VIX futures contract is sold, and an equivalent notional amount of the fourth-month VIX futures contract is bought.  The fraction, or quantity, bought is proportional to the total number of scheduled index business days that have elapsed since the last index business day over the total number of scheduled index business days in the current roll period.  In this way, the initial position in the third-month VIX futures contracts is progressively moved to the fourth-month VIX futures contracts over the course of the month, until the following roll period starts when the old fourth-month VIX futures contract becomes the new third-month VIX futures contract.

The calculation of the VIX futures contracts daily roll as described above is expressed in the “futures contract roll weight” (FCRWi,t) component of the formula described under “—Calculation of the CVOL ER Index” below.

Weighting of the Short Position in the S&P 500® Total Return Index

The second component of the CVOL ER Index is a short position on the S&P 500® Total Return Index as reduced by the Treasury Return.  The weighting of this index component will be determined by the index sponsor on the first day of each roll period (each such day, a “rebalancing date”), by calculating a coefficient described as the SFactor below according to a regression over a 6-month backward-looking window of (a) the difference between the VIX Index daily returns and twice the daily returns of the relevant VIX futures contracts versus (b) the S&P 500® Total Return Index as reduced by the applicable Treasury Return.  A regression generally is a statistical measure that attempts to determine the strength of the relationship between one dependent variable and a series of other changing (independent) variables.  This particular regression solves for the SFactor (the dependent variable) value that, when multiplied by the S&P 500® Total Return Index daily returns (each return on t, the independent variable SIndext) as reduced by the applicable daily Treasury Returns during a period of consecutive 6 roll periods ending on the close of trading of the regular trading session on the day before such rebalancing date (the “observation period”), results in the highest correlation between the S&P 500® Total Return Index daily returns (as reduced by the applicable daily Treasury Returns) and the difference between the VIX Index daily returns and twice the daily returns of the relevant VIX futures contracts.  The SFactor will remain constant throughout the entire roll period until the regression is again run on the following rebalancing date.  In no case will the SFactor be greater than 0 or less than -2.5.  The SFactor will be applied to the position on the S&P 500® Total Return Index, as reduced by the Treasury Return, included in the calculation of the CVOL ER Index.

Calculation of the CVOL ER Index

On any index business day, t, the “closing level” (as defined below) of the CVOL ER Index is calculated as follows:

where:

CVOLERt is rounded to two decimal places.

CVOLERt-1          =     the closing level of the CVOL ER Index on the index business day immediately preceding t

VFactor                 =      2

SFactor	=	determined monthly on each monthly rebalancing date, according to the methodology described above under “—Weighting of the Short Position in S&P 500® Total Return Index”

SIndext	=	the daily return of the S&P 500® Total Return Index for t, as determined by the following expression:

SPTRt  / SPTRt-1 – 1, where:

SPTRt	=	the closing level of the S&P 500® Total Return Index on t

SPTRt-1	=	the closing level of the S&P 500® Total Return Index on the index business day immediately preceding t

TBRt	=	the Treasury Return on t determined by the formula described below under (“—Treasury-Based Interest Accrual Component; Calculation of the Index Level”)

FPDRt	=	the futures portfolio daily return for t, as determined by the following expression:

FPOVt / FPIVt-1 – 1, where:

FPOVt	=	the futures portfolio obtained value on t, as determined by the following formula:

FPIVt-1	=	the futures portfolio invested value on the index business day immediately preceding t, as determined by the following formula:

where:

FCRWi,t-1	=	the futures contract roll weight of the ith-month VIX futures contract on the index business day immediately preceding t throughout the roll period

DCRPi,t	=
the daily contract reference price of the ith-month VIX futures contract on t.  For each listed VIX futures contract, the daily contract reference price is the “closing level” (as defined below) of such futures contract

DCRPi,t-1
 =   the daily contract reference price of the ith-month VIX futures contract on the index business day immediately preceding t.  For each listed VIX futures contract, the daily contract reference price is the “closing level” of such futures contract

m	=	3

n	=	4

In calculating the closing level of the CVOL ER Index, the futures contract roll weights (FCRWi,t) of each of the contracts in the CVOL ER Index on any index business day t are determined as follows:

FCRW3,t	=	100 Í dr / dt

FCRW4,t	=	100 Í (dt – dr) / dt

where:

dt	=
The total number of scheduled index business days in the current roll period beginning on, and including, the initial VIX futures settlement date and ending on, but excluding, the following VIX futures settlement date. The number of index business days set at the beginning of the roll period stays constant in cases of a new holiday introduced intra-roll period or an unscheduled market closure during the applicable roll period.

dr	=
The total number of scheduled index business days left in a roll period beginning with, and including, the following index business day and ending with, but excluding, the following VIX futures settlement date.  The number of index business days left in a roll period will be adjusted to exclude any new holiday introduced intra-roll period or an unscheduled market closure during the applicable roll period.

The SFactor, determined monthly on each rebalancing date, is defined by:

where:

N	=	the number of daily returns in the observation period (as defined above)

xk	=	the daily return of the S&P 500® Total Return Index as reduced by the Treasury Return for the index business day k, as determined by the following expression:

SPTRk  / SPTRk-1 – 1 – TBRk, where:

SPTRk	=	the closing level of the S&P 500® Total Return Index on the index business day k

SPTRk-1	=	the closing level of the S&P 500® Total Return Index on the index business day immediately preceding k

TBRk	=	the Treasury Rate return on k, as determined by the following formula

Deltak	= the number of calendar days between the current and previous index business days

TBARk-1
=   the most recent weekly high discount rate for 91-day U.S. Treasury Bills effective on the preceding index business day, with the Bloomberg ticker USB3MTA.  Generally, the rates are announced by the U.S. Treasury on each Monday.

yk	=	zk – 2 Í FPDRk, where:

zk	=	the daily return of the VIX Index for the index business day k, as determined by the following expression:

VIXk  / VIXk-1 – 1, where:

VIXk	=	the closing level of the VIX Index on the index business day k

VIXk-1	=	the closing level of the VIX Index on the index business day immediately preceding k

Treasury-Based Interest Accrual Component; Calculation of the Index Level

The closing level of the Index on the index business day t is calculated as follows:

where:

CVOLTRt-1    =    the closing level of the Index on the index business day immediately preceding t

TBRt	=	the Treasury Bill return on t, as determined by the following formula:

Deltat	= the number of calendar days between the current and previous index business days

TBARt-1
 =   the most recent weekly high discount rate for 91-day U.S. Treasury Bills effective on the preceding index business day, with the Bloomberg ticker USB3MTA.  Generally, the rates are announced by the U.S. Treasury on each Monday.

CVOLTRt is rounded to two decimal places.

Historical Assumptions

Although the Index was established by the index sponsor on October 27, 2010 it has a base date of December 20, 2005.  The index sponsor has calculated Index closing levels from and after December 20, 2005 through October 26, 2010 based on historical VIX futures contracts, S&P 500® Total Return Index and 91-day U.S. Treasury Bills closing levels.  See “Risk Factors Relating to the C-Tracks—The Index and VIX Index Futures Have Limited Historical Information”  However, prior to November 2006, not all third- and fourth-month VIX futures contracts were listed.  For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures contracts from nearby listed contracts.

When the ith future was not listed but the ith + 1 and ith – 1 futures were listed, the following interpolation has been assumed:

DCRPi,t2	=	DCRPi-1,t2	+	BDays(Ti – Ti-1)	(DCRPi+1,t2	–	DCRPi-1,t2)
BDays(Ti+1 – Ti-1)

When the ith and ith +1 futures were not listed but the ith +2 and ith – 1 futures were listed, the following interpolation has been assumed:

DCRPi,t2	=	DCRPi-1,t2	+	BDays(Ti – Ti-1)	(DCRPi+2,t2	–	DCRPi-1,t2)
BDays(Ti+2 – Ti-1)

When the ith, ith +1 and ith +2 futures were not listed, the following interpolation has been assumed:

DCRPi,t2	=	DCRPi-1,t2	+	BDays(Ti – Ti-1)	(DCRPi-1,t2	–	DCRPi-2,t2)
BDays(Ti-1 – Ti-2)

where:

Ti	= Expiration of the ith VIX futures contract

BDays	= Number of scheduled business days between VIX futures contracts expiration days

Historical Performance of the Index

Although the Index was established by the index sponsor on October 27, 2010, it has a base date of December 20, 2005.  The first graph below illustrates the backtested performance of the Index from January 3, 2007 through October 26, 2010.  Such performance represents hypothetical closing levels of the Index calculated according to the applicable methodology described above.  The second graph below illustrates the performance of the Index from October 27, 2010 to June 27, 2012.  Such performance represents the actual closing levels of the Index.  As publication of the Index began on October 27, 2010, the Index has a limited performance history, and no actual investment that allowed tracking of the performance of the Index was possible before this date.

Although the Index has been backtested from December 20, 2005, such backtesting information is illustrative only.  Any backtesting is not indicative of the future performance of the Index or of actual results that might be obtained from an investment or participation in the C-Tracks.  No assurance can be given that the closing level of the Index will increase sufficiently to cause holders of the relevant C-Tracks to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such C-Tracks.  See “Risk Factors—The Index and VIX Index Futures Have Limited Historical Information” in this pricing supplement.

The scale used in the second graph below is significantly smaller than the scale used in the first graph, in order to make the second graph easier to read.  Accordingly, you should note that fluctuations in the closing level of the Index shown in the second graph below do not have the same magnitude as fluctuations in the closing level of the Index shown in the first graph below.

The closing level of the Index on June 27, 2012 was 289.95.

Daily Calculations and Publication of the Index

Subject to the terms described under “—Change in the Methodology,” “—Index Discontinuation” and “—Calculations, Determinations and Cancellations” below:

The closing level of the Index is calculated in accordance with the method described in “—Calculation of the Index” above.  The intra-day level of the Index will be calculated in accordance with the same method using the latest available levels of the applicable VIX futures contracts, S&P 500® Total Return Index and 91-day U.S. Treasury Bills.  The level of the Index in real time and the closing level at the close of trading of the regular trading session on each index business day will be calculated by and published by CBOE or a successor under the ticker symbol “CVOLT”, however your payment on the C-Tracks will be determined based on the closing level of the Index.

If an index market disruption event occurs (or is continuing) on any index business day, the Index will not be published and the roll for that day will be carried to the next index business day as described above under  “—Composition of the Index—Rolling VIX Futures Contracts” above, as if such day were not an index business day.

If an exchange introduces a holiday during the month of the Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next index business day as described above under “—Composition of the Index—Rolling VIX Futures Contracts.”

Change in the Methodology

The index publisher will employ the methodologies described above in calculating the level of the CVOL ER Index and the Index and its application of such methodology will be conclusive and binding.  While the index publisher currently employs the above methodologies to calculate the levels of the Index, no assurance can be given that market, regulatory, judicial or other similar circumstances will not arise that would, in the view of the index sponsor, necessitate a modification of or change to such methodology as the index sponsor determines is appropriate.  Specifically, the index sponsor may modify the methodology as the index sponsor deems appropriate under the following circumstances:

(a)   in response to any market, regulatory, judicial or other similar circumstance that may arise which, in the opinion of the index sponsor, necessitates a modification to fairly represent the level of the Index or otherwise be consistent with the commercial effect of the methodology described herein as if such circumstances had not arisen; or

(b)   for the purposes of:

(i) curing any ambiguity or correcting the methodology;

(ii) mitigating any change in how input information is calculated or provided that would materially change the commercial effect of any provision of the methodology; or

(iii) replacing any electronic price or information dissemination source.

The index sponsor will make reasonable efforts to assure that such modifications will result in a new methodology that is consistent with the methodology described herein.  The index sponsor may also make modifications to the terms of the Index or the CVOL ER Index, as applicable, in any manner that it may deem necessary to correct any manifest or proven error in its calculations or to cure, correct or supplement any defective provision contained in this description of the Index or the CVOL ER Index, as applicable.

Index Discontinuation

The index publisher may, if instructed by the index sponsor, cease calculating and publishing the closing level of the Index or the CVOL ER Index, as applicable, and/or the index sponsor may discontinue the Index or the CVOL ER Index, as applicable, at any time on the occurrence of the following (each, an “Index discontinuation event”):

(a) the VIX Index is discontinued or no longer calculated or published in a manner and within such period as is acceptable to the index sponsor acting in good faith and in a commercially reasonable manner;

(b) the index sponsor acting in good faith and in a commercially reasonable manner determines that (i) there is a material change in the constituents of, formula for or the method of calculating the VIX Index or (ii) the VIX Index is in any other way materially modified;

(c) any of the VIX futures contracts underlying the Index or the CVOL ER Index, as applicable, disappears or is permanently discontinued or trading in such VIX futures contract on the relevant exchange is permanently discontinued or the exchange on which such VIX futures contract is traded announces that trading in such VIX futures contract is to permanently discontinue and in the opinion of the index sponsor acting in good faith and in a commercially reasonable manner no type of VIX futures contract that is comparable to the affected contract type is available;

(d) the average exchange number of outstanding futures contracts for any of the VIX futures contracts underlying the Index or the CVOL ER Index, as applicable, for the year immediately preceding the relevant date has decreased to less than three quarters of the average exchange open interest for such contract type for the year immediately preceding such year; or

(e) the average exchange volume for any of the VIX futures contracts underlying the Index or the CVOL ER Index, as applicable, for the year immediately preceding the relevant date has decreased to less than 75% of the average exchange volume for such contract type for the year immediately preceding such year.

The index sponsor will make available relevant details as described under “—Calculations, Determinations and Cancellations” as soon as practicable following the occurrence of an Index discontinuation event.

Calculations, Determinations and Cancellations

The index publisher will make all calculations, determinations, rebalancings and adjustments in respect of the Index or the CVOL ER Index, as applicable.  The index publisher shall have no responsibility for good faith errors or omissions in its calculations, determinations, rebalancings and adjustments as provided herein.  The calculations, determinations, rebalancings and adjustments of the index publisher shall be made by it as described herein, acting in good faith and in a commercially reasonable manner (having regard in each case to the criteria stipulated herein and (where relevant) on the basis of information provided to or obtained by employees or officers of the index sponsor responsible for making the relevant calculation, determination, rebalancing or adjustment).  All calculations, determinations, rebalancings and adjustments shall, in the absence of manifest error, be final, conclusive and binding on any user of the Index, including any holder of or counterparty to an investment linked to the Index or the CVOL ER Index, as applicable.

If either the index sponsor or the index publisher becomes aware that any value, level, account or other information used by it in connection with any calculation, determination, rebalancing or adjustment in respect of the calculations described herein has been corrected or adjusted the index publisher, if instructed by the index sponsor, may, but will not be obliged to, use such corrected or adjusted value, level, amount or other information and, as a consequence, make any change, adjustment, rebalancing, determination or calculation in respect of the calculations or determinations described herein it determines necessary or desirable to give effect to or reflect such corrected or adjusted value, level, amount or other information including, without limitation, to take account of any redenomination, exchange or conversion of any currency into a successor currency.

Notwithstanding that certain calculations, determinations, rebalancings and adjustments described herein may be expressed to be “on” a certain date, the index publisher may make such calculations, determinations, rebalancings and adjustments in respect of that date “as of” such date on a date after that date determined by it in its discretion.

Defined Terms

For purposes of this section “Description of the Index” the following terms used in this section and not otherwise defined in this section shall have the meanings as set forth below.

A “bank holiday” means a Saturday, Sunday or other day on which banks in New York are authorized or required to be closed pursuant to applicable laws.

The “CBOE Futures Exchange” means the CBOE Futures Exchange, LLC, a wholly owned subsidiary of the CBOE.

The “closing level” in respect of (a) the Index means the closing level of the Index as calculated in accordance with the method described in “—Calculation of the Index” above, (b) a VIX futures contract means mid-price of the daily value (rounded to two decimal places) of such VIX futures contract as published by the CBOE Futures Exchange, as calculated by taking the average of the bid and the ask as of the time at which the closing value of the S&P 500® Total Return Index is determined by S&P (generally 4:00 p.m., New York City time), and (c) S&P 500® Total Return Index means the closing value of the S&P 500® Total Return Index as published by S&P.

An “exchange” means any primary exchange or market of trading where any components of the CVOL ER Index trade.

An “index business day” means a day, as determined by index sponsor, (a) on which the CBOE Futures Exchange is open for trading of VIX futures contracts, (b) on which the S&P 500® Total Return Index and any successor index of the S&P 500® Total Return Index is calculated and published and (c) that is not a bank holiday.

A “index market disruption event” means the occurrence on any day that would have been an index business day, or the continuance for any number of consecutive days that would have been index business days, of any one or more of the following circumstances: (a) the termination or suspension of, or material limitation or disruption in, the trading of any futures contracts on the VIX Index; (b) the closing value of any such futures contract on the VIX Index has increased or decreased by an amount equal to the maximum permitted price change permitted under applicable exchange rules for such futures contract on the VIX Index from the previous day’s closing value; (c) the exchange fails to open due to unforeseen circumstances or the exchange fails to publish the closing value or official settlement prices for any such futures contract on the VIX Index; (d) the termination or material suspension of publication of the VIX Index; (e) the unavailability of the closing value of the S&P 500® Total Return Index; (f) the occurrence or existence of any suspension of or limitation imposed on trading of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) stocks which then comprise 20% or more of the value of the S&P 500® Total Return Index or any successor index, (ii) any options or futures contracts, or any options on such futures contracts relating to the S&P 500® Total Return Index or any successor index, or (iii) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500® Total Return Index or any successor index on any exchange or market if, in each case, in the determination of the index sponsor, any such suspension, limitation or unavailability is material; (g) the unavailability of the closing value of the VIX Index on a rebalancing date; or (h) the termination or material suspension of issuances of 91-day U.S. Treasury Bills.

The “index publisher” of the Index, the CVOL ER Index and the VIX Index is the CBOE.  The “index publisher” of the S&P 500® Total Return Index is S&P.

License Agreement

S&P and Citigroup Global Markets have entered into a limited, non-exclusive, worldwide, and non-transferable right to use the price of futures contracts on the VIX, the VIX values, the S&P 500 Index and the following trademarks “Standard & Poor’s®”, “S&P®”, “S&P 500®” , “Standard & Poor’s 500TM”, “CBOE Volatility Index”, “CBOE” and “VIX” in connection with certain financial instruments, including the C-Tracks.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “Standard & Poor’s 500TM” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and have been licensed for use by Citigroup Global Markets Inc., “CBOE Volatility Index”, “CBOE” and “VIX” are trademarks of the CBOE and have been licensed for use by Standard & Poor’s.  The C-Tracks are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and neither Standard & Poor’s nor CBOE make any representation regarding the advisability of investing in the C-Tracks.

Citigroup Global Markets Inc. acknowledges that neither CBOE nor S&P sponsor, endorse or promote the Index or the CVOL ER Index or any products issued, sold, or traded by Citigroup Global Markets Inc. or any third party that have the price of futures contracts on the VIX (the “CBOE Values”) or the Index or CVOL ER Index as their underlying interest. Standard & Poor’s Financial Services LLC (“S&P”) only relationship to Citigroup Global Markets Inc., if any, is that it has licensed the CBOE Values to Citigroup Global Markets Inc. and CBOE’s only relationship to S&P with respect to any such products and/or the Index or the CVOL ER Index, if any, is that CBOE has agreed that S&P may license the CBOE Values. CBOE has no obligation to take the needs of persons having an interest in any such products into consideration in determining, composing or calculating the CBOE Values. Neither S&P nor CBOE has any obligation or liability in connection with the administration, marketing or trading of any such products.

CBOE OBTAINS INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF CBOE VALUES FROM SOURCES WHICH CBOE CONSIDERS RELIABLE, BUT CBOE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF SUCH VALUES OR ANY DATA INCLUDED THEREIN AND CBOE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. CBOE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF SUCH VALUES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE ISSUANCE, SELLING OR TRADING OF ANY SUCH PRODUCTS, OR FOR ANY OTHER USE. CBOE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO ANY CBOE VALUES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CBOE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF CBOE VALUES OR ANY DATA INCLUDED THEREIN OR THE ISSUANCE, SELLING OR TRADING OF ANY PRODUCTS THAT HAVE A CDI AS THEIR UNDERLYING INTEREST.

VALUATION OF THE C-TRACKS

General

The market value of the C-Tracks will be affected by several factors, many of which are beyond our control.  See “Risk Factors Relating to the C-Tracks” in this pricing supplement for a discussion of the factors that may influence the market value of the C-Tracks prior to maturity.

Capitalized terms used and not otherwise defined in this section have the respective meanings set forth under “Description of the C-Tracks.”

Intraday Indicative Value

An intraday “indicative value” of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by the Chicago Board Options Exchange, Incorporated (the “CBOE”) or a successor over Bloomberg under the ticker symbol “CVOLN”.  Although CBOE, as index publisher, on any index business day will calculate and publish the intraday indicative value of the Index and the C-Tracks every 15 seconds, your payment on the C-Tracks at maturity or upon redemption will be determined based on the Closing Indicative Value on the applicable Valuation Date, as described in “Description of the C-Tracks” in this pricing supplement, or, if sold in the secondary market, if any, will be based on secondary market trading prices at the time of sale.

In connection with your C-Tracks, we use the term “indicative value” above to refer to the value at a given time determined based on the following equation:

Indicative Value = Closing Indicative Value on the immediately preceding calendar day, multiplied by Current Daily Index Factor, minus Current Investor Fee;

where,

“Closing Indicative Value” means the Closing Indicative Value as defined in “Description of the C-Tracks” in this pricing supplement.

“Current Daily Index Factor” means the most recent published level of the Index as reported by the CBOE, divided by the closing level of the Index on the immediately preceding Index Business Day; and

“Current Investor Fee” means the most recent daily calculation of the Investor Fee with respect to your C-Tracks, determined as described in this pricing supplement (which, during any Index Business Day, will be the Investor Fee determined on the preceding calendar day).

The CBOE is not affiliated with Citigroup Funding and does not approve, endorse, review or recommend Citigroup Funding or the C-Tracks.

The actual trading prices of the C-Tracks may vary significantly from their indicative values.

Split or Reverse Split of the C-Tracks

We may initiate a split or reverse split of the C-Tracks at any time.  We will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia.  If we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant C-Tracks and press release announcing the split or reverse split, the ratio and specifying the effective date of the split or reverse split.

If the C-Tracks undergo a split or reverse split as described in the paragraph above, we will adjust the terms of the C-Tracks accordingly.  For example, should the Closing Indicative Value on any day be above $400.00, we may, but are not obligated to, initiate a 4 for 1 split of your C-Tracks.  If the C-Tracks undergo a 4-for-1 split, each investor who holds a C-Track via DTC on the relevant record date will, after the split, hold four C-Tracks, and adjustments will be made as described below.  The record date for the split will be specified in the announcement, and will be at least three business days after the announcement date.  The Closing Indicative Value on such record date will be divided by 4 to reflect the 4-for-1 split of your C-Tracks.  Any adjustment of Closing Indicative Value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the C-Tracks on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of C-Tracks (commonly referred to as “partials”) in a manner determined by us in our sole discretion.  For example, if the C-Tracks undergo a 1-for-4 reverse split, each investor who holds four C-Tracks via DTC on the relevant record date will, after the reverse split, hold only one C-Track, and adjustments will be made as described below.  The record date for the reverse split will be specified in the announcement, and will be at least three business days after the announcement date.  The Closing Indicative Value on such record date will be multiplied by four to reflect the 1-for-4 reverse split of your C-Tracks.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the C-Tracks on the business day immediately following the record date.

Holders who own a number of C-Tracks on the record date that is not evenly divisible by 4 in the example above will receive the same treatment as all other holders for the maximum number of C-Tracks they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” C-Tracks in a manner determined by us in our sole discretion.  We may provide holders with a cash payment for their partials on the 17th business day following the record date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th index business day following the announcement date.  For example, a holder who held 23 C-Tracks via DTC on the record date would receive 5 post-reverse split C-Tracks on a T+3 basis and a cash payment on the 17th business day following the record date equal to 75% of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th index business day following the announcement date.

DESCRIPTION OF THE C-TRACKS

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the C-Tracks.  The description in this pricing supplement of the particular terms of the C-Tracks supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus Supplement and Prospectus filed on May 21, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

Please note that the information about the price to the public and the proceeds to Citigroup Funding on the front cover of this pricing supplement relates only to the initial sale of the C-Tracks.  If you have purchased the C-Tracks after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

General

Unlike ordinary debt securities, the C-Tracks do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity or upon early redemption you will receive an amount in cash that will vary depending on the Closing Level of the Citi Volatility Index Total Return (the “Index”), as described below, and which can be significantly less than the stated principal amount of the C-Tracks and could be zero.  The Index was established by Citigroup Global Markets Inc. and is published by the Chicago Board Options Exchange (the “CBOE”).  It is a measure of directional exposure to the implied volatility of large-cap U.S. stocks.  The methodology of the Index is designed to produce daily returns that are correlated to the CBOE Volatility Index (the “VIX Index”), which is another measure of implied volatility of large-cap U.S. stocks.  As a total return index, the value of the Index on any day also includes daily accrued interest on the hypothetical notional value of the Index based on the 3-month U.S Treasury rate and reinvestment into the Index.  See “Description of Index” in this pricing supplement.

The C-Tracks mature on November 12, 2020 (the “Maturity Date”).  Subject to the notification requirements set forth under “Terms of the C-Tracks—Redemption Procedures” in this pricing supplement, you may submit your C-Tracks for redemption during the term of the C-Tracks.  If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the applicable Closing Indicative Value on the applicable Valuation Date, minus the applicable Redemption Charge, as described below.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your right of redemption on any Redemption Date.  We may redeem the C-Tracks, in whole and not in part, on any Business Day if (a) we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate Closing Indicative Value on any Index Business Day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.

The C-Tracks are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the C-Tracks are fully and unconditionally guaranteed by Citigroup Inc.  The C-Tracks will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the C-Tracks, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the C-Tracks in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the C-Tracks by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the C-Tracks through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for detailed summary of additional provisions of the C-Tracks and of the senior debt indenture under which the C-Tracks will be issued.

The “Inception Date” of the C-Tracks was November 12, 2010.

Interest

You will not receive any periodic interest payments on your C-Tracks.

Denomination

We will offer the C-Tracks of all series in denominations of $100.00.  We may split or reverse split the C-Tracks at any time.  We will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia.  See “Valuation of the C-Tracks—Split or Reverse Split of the C-Tracks” in this pricing supplement.

Payment at Maturity

The C-Tracks will mature on the Maturity Date.  If the Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day.  At maturity, unless the C-Tracks are earlier redeemed, you will receive for each $100 stated principal amount of the C-Tracks that you hold cash in an amount equal to the Closing Indicative Value on the Final Valuation Period End Date.  Payment at maturity will be made on the Maturity Date.  In the event that payment at maturity is deferred beyond the original Maturity Date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “Closing Indicative Value” for each $100 stated principal amount of the C-Tracks was $100 on the Inception Date.  It will be calculated on a daily basis following the Inception Date as follows:

•
prior to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Closing Indicative Value will be equal to (a) the product of (i) the Closing Indicative Value on the immediately preceding day and (ii) the Daily Index Factor for such day, minus (b) the Investor Fee for such day; and

•
during the Final Valuation Period or Mandatory Redemption Valuation Period, as applicable, the Closing Indicative Value will be equal to the sum of (a) the Index Exposure and (b) the Notional Cash Amount.

On June 27, 2012, the closing indicative value was $11.22. If the C-Tracks undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Daily Index Factor” on any Index Business Day will be equal to the Closing Level of the Index on that day, divided by the Closing Level of the Index on the immediately preceding Index Business Day.  The Daily Index Factor on any day that is not an Index Business Day will be one.

The “Investor Fee” on the Inception Date was zero.  On each subsequent calendar day (the “Calculation Day”), the Investor Fee will be as follows:

•
prior to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Investor Fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the Closing Indicative Value on the previous calendar day, multiplied by (ii) the Daily Index Factor on the Calculation Day, divided by (b) 365; and

•
during the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Investor Fee will be equal to (a)(i)(x) 1.15% per annum, multiplied by (y) the Index Exposure for the immediately preceding Observation Day (or, with respect to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Closing Indicative Value for the immediately preceding day), multiplied by (ii) the Daily Index Factor on the Calculation Day, divided by (b) 365.

We may, by notice to all holders, irrevocably elect to reduce the Investor Fee for all calendar days following an Index Business Day we specify in our notice.

Because the Investor Fee reduces the amount of your return at maturity or upon redemption, and in addition the Redemption Charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the Investor Fee (and, in the case of early redemption at your option, the Redemption Charge), or if the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

The “Index Exposure” on any calendar day during the Final Valuation Period or Mandatory Redemption Valuation Period, as applicable, (the “Determination Day”) will be equal to the product of (a)(i)(x) the Index Exposure for the immediately preceding Observation Day (or, with respect to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Closing Indicative Value for the immediately preceding day), multiplied by (y) the Daily Index Factor for such Determination Day, minus (ii) the Investor Fee for the Determination Day and (b)(i) the total number of Observation Days remaining (excluding the Determination Day) in the Final Valuation Period or Mandatory Redemption Valuation Period, as applicable, divided by (ii) the total number of Observation Days remaining (including the Determination Day) in the Final Valuation Period or Mandatory Redemption Valuation Period. The Index Exposure on any day that is not an Index Business Day will be equal to the Index Exposure on the immediately preceding calendar day minus the Investor Fee for the Determination Day.

The “Notional Cash Amount” on any Determination Day will be equal to the sum of (a) the Notional Cash Amount for the immediately preceding Observation Day (or, with respect to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, zero) and (b)(i)(x) the Index Exposure for the day immediately preceding such Determination Day (or, with respect to the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, the Closing Indicative Value for the immediately preceding day), multiplied by (y) the Daily Index Factor for such Determination Day, minus (z) the Investor Fee for such Determination Day, divided by (ii) the total number of Observation Days remaining (including the Determination Day) in the Final Valuation Period or Mandatory Redemption Valuation Period, as applicable.  The Notional Cash Amount on any day that is not an Index Business Day will be equal to the Notional Cash Amount on the immediately preceding Index Business Day.

The “Final Valuation Period” means the consecutive Observation Day period commencing on, and including, the Final Valuation Period Start Date and ending on, and including, the Final Valuation Period End Date.

The “Final Valuation Period Start Date” is November 2, 2020, or if such day is not an Observation Day the immediately following Observation Day.

The “Final Valuation Period End Date” is November 6, 2020, or if such day is not an Observation Day the immediately following Observation Day.  In no event will the Final Valuation Period End Date be postponed past the second Business Day immediately preceding the Maturity Date.

An “Observation Day” means an Index Business Day on which no Market Disruption Event or Force Majeure Event has occurred or is continuing.

An “Index Business Day” means a day, as determined by Index Sponsor, (a) on which the CBOE Futures Exchange is open for trading of VIX futures contracts, (b) on which the S&P 500® Total Return Index and any successor index of the S&P 500® Total Return Index is calculated and published and (c) that is not a Bank Holiday.

A “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “Bank Holiday” means a Saturday, Sunday or other day on which banks in New York are authorized or required to be closed pursuant to applicable laws.

The “Calculation Agent” means, for the C-Tracks, Citigroup Global Markets Inc.

The “Closing Level” means the closing level of the Index published by the Index Publisher at the regular weekday close of trading on any Index Business Day, calculated as described under “Description of the Index.”  If the Calculation Agent disagrees with the closing level of the Index as published by the Index Publisher, the Closing Level will be the closing level of the Index as calculated by the Calculation Agent.  In certain circumstances, the Closing Level of the Index will be based on the alternate calculation of the Index described under “—Discontinuance of the Index,” “—Alteration of Method of Calculation” and “—Market Disruption and Force Majeure Events” below.

Early Redemption at Your Option

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, submit your C-Tracks for redemption on any Redemption Date during the term of the C-Tracks, provided that you submit for redemption at least 50,000 C-Tracks, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your C-Tracks for redemption with those of other investors to reach this minimum.  If you choose to redeem your C-Tracks on a Redemption Date, you will receive a cash payment per C-Track on such date equal to the Closing Indicative Value on the related Valuation Date, minus the Redemption Charge (the “Redemption Price”).

When you submit your C-Tracks for redemption in accordance with the redemption procedures described under “—Redemption Procedures” Citigroup Global Markets Inc. (“CGMI”) may repurchase the C-Tracks from you at the Redemption Price instead of our redeeming the C-Tracks, and if CGMI does not repurchase the C-Tracks, then we will redeem them.  Any C-Tracks repurchased by CGMI may remain outstanding (and resold by CGMI) or may be submitted to us for cancellation.

A “Valuation Date” is each Index Business Day from, and including, the Inception Date up to, and including, the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable, subject to the occurrence of a Market Disruption Event or Force Majeure Event.  If on any Index Business Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event or Force Majeure Event occurs or is continuing, we may postpone the Valuation Date to the next Index Business Day on which there is no Market Disruption Event or Force Majeure Event.  However, in no event will the Valuation Date be postponed for more than five Index Business Days.  If we postpone the Valuation Date as described in the immediately preceding sentence, then the Closing Indicative Value for such postponed Valuation Date will be determined as described under “—Market Disruption and Force Majeure Events” below.

A “Redemption Date” is the third Business Day following each Valuation Date.  The final Redemption Date will be the third Business Day following the Valuation Date that is on the Final Valuation Period Start Date or Mandatory Redemption Valuation Period Start Date, as applicable.  In the event that payment upon redemption is deferred beyond the original Redemption Date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “Redemption Charge” is a one-time charge imposed upon early redemption and is equal to (i) 0.05%, multiplied by (ii) the Closing Indicative Value on the Valuation Date.  The Redemption Charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the C-Tracks.  The proceeds we receive from the Redemption Charge may be more or less than such costs.

Redemption Procedures

You may, subject to the minimum redemption amount described above, submit your C-Tracks for redemption on any Redemption Date.  To have your C-Tracks redeemed, you must instruct your broker or other person through whom you hold your C-Tracks to take the following steps:

•
deliver an irrevocable Offer for Redemption, a form of which is attached as Annex A to this pricing supplement, to CGMI by no later than 4:00 p.m., New York City time, on the Business Day prior to the desired Valuation Date.  We or CGMI must acknowledge receipt of the Offer for Redemption in order for it to be effective (the “Confirmation”);

•
instruct your DTC custodian to book a delivery vs. payment trade with respect to your C-Tracks on the Valuation Date at a price equal to the applicable Closing Indicative Value, minus the Redemption Charge, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation; and

•
cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the third Business Day following the Valuation Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the C-Tracks in respect of such deadlines.  If we do not receive your Offer for Redemption by 4:00 p.m., New York City time, on the Business Day prior to the applicable Valuation Date, your Offer for Redemption will not be effective, and your C-Tracks will not be redeemed on the applicable Redemption Date.  Any redemption instructions that we or CGMI receive in accordance with the procedures described above will be irrevocable.

Early Redemption at Our Option

We may redeem the C-Tracks, in whole and not in part, on any business day if (a) we determine in our sole discretion, reasonably exercised, that (i) there has been a change or amendment in any law or regulation that would negatively impact the C-Tracks or (ii) an event has occurred that materially interferes with our ability or the ability of any of our affiliates to hedge our obligations under the applicable C-Tracks, including an event which materially increases the costs of maintaining or adjusting our (or our affiliates) hedges, or (b) on or after November 12, 2012, (i) there are fewer than 500,000 C-Tracks outstanding (not including any C-Tracks held by us or our affiliates) or (ii) the aggregate Closing Indicative Value on any Index Business Day of the outstanding C-Tracks (not including any C-Tracks held by us or our affiliates) is less than $10,000,000.  If we elect to redeem the C-Tracks, we will give you notice not less than three Business Days prior to the scheduled Mandatory Redemption Valuation Period Start Date (the “Mandatory Redemption Valuation Period Notice Date”).  If we exercise our right to redeem the C-Tracks, we will deliver an irrevocable call notice to the DTC, the holder of the global security for each offering of securities (the “Mandatory Redemption Notice”).  If we redeem your C-Tracks at our option, you will receive on the Mandatory Redemption Date for each $100 stated principal amount of the C-Tracks that you hold cash in an amount equal to the Closing Indicative Value on the Mandatory Redemption Valuation Period End Date.

The “Mandatory Redemption Valuation Period” means the consecutive Observation Day period commencing on, and including, the Mandatory Redemption Valuation Period Start Date and ending on, and including, the Mandatory Redemption Valuation Period End Date.

The “Mandatory Redemption Valuation Period Start Date” means the first Observation Day of the Mandatory Redemption Valuation Period as specified in the Mandatory Redemption Notice.

The “Mandatory Redemption Valuation Period End Date” means the earlier of (a) the scheduled Observation Day as specified in the Mandatory Redemption Notice, (b) the fifth Observation Day during the period commencing on, and including, the Mandatory Redemption Valuation Period Start Date and (c) the sixth Business Day immediately following the Mandatory Redemption Valuation Period Start Date.

The “Mandatory Redemption Date” means the seventh Business Day immediately following the Mandatory Redemption Valuation Period Start Date.

Further Issuances

We may, from time to time, without notice or the consent of the holders of the C-Tracks, create and issue additional securities having the same terms and conditions as the C-Tracks offered by this pricing supplement, and ranking on an equal basis with the C-Tracks in all respects.  If there is substantial demand for the C-Tracks, we may issue additional C-Tracks frequently.  We anticipate that the maximum aggregate stated principal amount of the C–TRACKs we will issue under this pricing supplement will be $200,000,000 (2,000,000 C-Tracks) including the $75,000,000 (750,000 C-Tracks) in aggregate stated principal amount outstanding as of the date of this pricing supplement (which includes $24,437,800 in stated principal amount (244,378 C-Tracks) held by Citigroup Global Markets Inc.).  However, we have no obligation to issue up to this amount or any specific amount of C-Tracks and, in our discretion, we may issue C-Tracks in excess of this amount.  Such additional C-Tracks will be fungible with the outstanding C-Tracks and form a single series with the C-Tracks.  We have no obligation to take your interests into account when deciding to issue additional securities.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index or another entity publishes a successor or substitute index that the Index Sponsor determines, in its sole discretion, to be comparable to the Index, then the value of the Index will be determined by reference to the value of that index, which we refer to as a “Successor Index.”

Upon any selection by the Index Sponsor of a Successor Index, the Index Sponsor will cause notice to be furnished to us and the Trustee, who will provide notice of the selection of the Successor Index to the registered holders of the C-Tracks.

If the Index Publisher discontinues publication of the Index and a Successor Index is not selected by the Index Sponsor or is no longer published on any date of determination of the value of the Index, the value to be substituted for the Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described above, the Successor Index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event or Force Majeure Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the C-Tracks.  All determinations made by the Index Sponsor and the Calculation Agent will be at the sole discretion of the Index Sponsor or the Calculation Agent as applicable, and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the C-Tracks, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the value of the Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary to arrive at a calculation of a value of an index comparable to the Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Index or the Successor Index.  Accordingly, if the method of calculating the Index or the Successor Index is modified so that the value of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index to arrive at a value of the index as if it had not been modified.

Market Disruption and Force Majeure Events

The determination of the value of a C-Track on the Final Valuation Period End Date, the Mandatory Redemption Valuation Period End Date or on any Valuation Date, as the case may be, may be postponed if the Calculation Agent determines that a Market Disruption Event or Force Majeure Event has occurred or is continuing during the Final Valuation Period or Mandatory Redemption Valuation Period or on any such Valuation Date.  In no event, however, will (a) the Final Valuation Period End Date be postponed past the second Business Day immediately preceding the Maturity Date, (b) the Mandatory Redemption Valuation Period End Date be postponed past the sixth Business Day immediately following the Mandatory Redemption Valuation Period Start Date or (c) any Valuation Date be postponed by more than five Index Business Days or past the scheduled Final Valuation Period Start Date.  If a Market Disruption Event or a Force Majeure Event occurs or is continuing on such final postponed days, that day will nevertheless be the Final Valuation Period End Date, Mandatory Redemption Valuation Period End Date or Valuation Date, as the case may be, and the Calculation Agent will make a good-faith estimate in its sole discretion of the Closing Indicative Value for such day.  All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

“Market Disruption Event” means as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any of the following:  (a) the Index Publisher does not publish the Closing level of the Index; (b) trading is not generally conducted on the NYSE Arca; (c) trading is not generally conducted on the CBOE; (d) trading is not generally conducted on the CBOE Futures Exchange; (e) the S&P 500® Total Return Index (Bloomberg symbol: “SPXT:IND”) is not calculated; (f) the VIX Index is not calculated; (g) a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the Relevant Exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; (h) a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such Relevant Exchange or (ii) during anyone hour period of trading on such Relevant Exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index; (i) a suspension, absence or material limitation of trading on any Relevant Exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculating the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; (j) a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for put and call options on the level of the S&P 500® Index or VIX futures contracts (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of put and call options on the level of the S&P 500® Index is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate; (k) a decision to permanently discontinue trading in put and call options on the level of the S&P 500® Index or VIX futures contracts (or futures on the relevant successor index); (l) on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index; (m) any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and (n) the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

For purposes of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

•
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•
a suspension of trading in put and call options on the level of the S&P 500® Index or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

o	a price change exceeding limits set by such relevant exchange,

o	an imbalance of orders relating to such options, or

o	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any Relevant Exchange will not include any time when such Relevant Exchange is itself closed for trading under ordinary circumstances.

“Relevant Exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for put and call options on the level of the S&P 500® Index or futures or options on the VIX Index (or futures on the relevant successor index).

“Force Majeure Event” any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Calculation Agent determines to be beyond the Calculation Agent’s reasonable control and to materially affect the Index, any futures contract underlying the Index, or the calculation of the VIX Index or the S&P 500® Index.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the C-Tracks shall have occurred and be continuing, the amount declared due and payable for each C-Track upon any acceleration of the C-Tracks (the “Acceleration Amount”) will be equal to an amount determined as though the date of acceleration were the Valuation Date immediately preceding the Final Valuation Period Start Date.

If the maturity of the C-Tracks is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the C-Tracks as promptly as possible and in no event later than two Business Days after the date of acceleration.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the C-Tracks and will also hold the global security representing the C-Tracks as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the C-Tracks.

The CUSIP number for the C-Tracks is 17316G727.

Index Publisher

The “Index Publisher” of the Index is the CBOE.  The Index Publisher will employ the methodologies described in “Description of the Index—Composition of the Index” in calculating the level of the Index and its application of such methodology will be conclusive and binding.  However, as described below, CGMI, an affiliate of ours, is the Calculation Agent for the C-Tracks.  Notwithstanding anything to the contrary provided herein, for purposes of any calculation related to the C-Tracks, the Calculation Agent may disagree with an Index closing level published by the Index Publisher if in its sole discretion the Calculation Agent determines that any such published Index closing level is inconsistent with the calculation and methodology of the Index as described in “Description of the Index” above.  In that case, the determinations made by the Calculation Agent will be final, conclusive and binding for the C-Tracks.

Calculation Agent

The “Calculation Agent” for the C-Tracks will be Citigroup Global Markets Inc.  The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the C-Tracks, including without limitation at maturity or upon redemption, Market Disruption Events, Business Days, Index Business Days, the Closing Indicative Value, the Daily Index Factor, the Closing Level of the Index on the Inception Date, any Valuation Date, the Investor Fee, the Maturity Date, Redemption Dates, the amount payable in respect of your C-Tracks at maturity or upon redemption and any other calculations or determinations to be made by the Calculation Agent as specified herein in good faith and using its reasonable judgment by reference to such factors as the Calculation Agent deems appropriate.  Absent manifest error, all determinations of Calculation Agent will be final, conclusive, and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any losses suffered as a result of any of the above determinations by the Calculation Agent.

The Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish, or cause to be published, the corrected information, but is under no obligation to do so and will have no liability in respect of any errors or omissions contained in any subsequent publication.

If the Calculation Agent becomes aware that any value, level, account or other information used in connection with any calculation, determination, rebalancing or adjustment in respect of the calculation of the Index has been corrected or adjusted, the Calculation Agent may use such corrected or adjusted value, level, amount or other information and, as a consequence, make any change, adjustment, rebalancing, determination or calculation in respect of the calculations or determinations regarding the value of the C-Tracks it determines necessary or desirable to give effect to or reflect such corrected or adjusted value, level, amount or other information including, without limitation, to take account of any redenomination, exchange or conversion of any currency into a successor currency.

Notwithstanding that certain calculations, determinations, rebalancings and adjustments to the Index may be expressed to be “on” a certain date, the Calculation Agent may for purposes of calculating the Closing Indicative Value of the C-Tracks make such calculations, determinations, rebalancings and adjustments in respect of that date “as of” such date on a date after that date determined by it in its discretion.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the C-Tracks issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the principal U.S. federal tax consequences of ownership and disposition of the C-Tracks.  This discussion applies only to an investor who holds the C-Tracks as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the C-Tracks;
•	investors holding the C-Tracks as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds C-Tracks, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding C-Tracks and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of C-Tracks.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. The effect of any applicable state, local or foreign tax laws is not discussed.

Tax Treatment of the C-Tracks

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the C-Tracks should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the C-Tracks, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the C-Tracks or instruments that are similar to the C-Tracks, significant aspects of the treatment of an investment in the C-Tracks are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the C-Tracks and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the C-Tracks as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a C-Track that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the C-Tracks prior to maturity, other than pursuant to a sale, exchange or retirement of the C-Tracks.

Sale, Exchange or Retirement of the C-Tracks.  Upon a sale, exchange or retirement of the C-Tracks, including in the event of a reverse split, the receipt of cash in lieu of a partial C-Track, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the C-Tracks sold, exchanged or retired.  A U.S. Holder’s tax basis in the C-Tracks should equal the amount paid by the U.S. Holder to acquire the C-Tracks.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the C-Tracks for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the C-Tracks

Alternative U.S. federal income tax treatments of the C-Tracks are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the C-Tracks.  It is possible, for example, that the C-Tracks could be treated as debt instruments issued by us.  Under this treatment, the C-Tracks would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the C-Tracks the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the C-Tracks, even though we will not be required to make any payment with respect to the C-Tracks prior to maturity.  In addition, any gain on the sale, exchange or retirement of the C-Tracks would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the C-Tracks could also affect the timing and character of income or loss with respect to the C-Tracks.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the C-Tracks, including possible alternative treatments and the issues presented by this notice.

Possible Taxable Event under Section 1001 of the Code

In the event of a change in the methodology by which an Index is calculated, a change in the components of an Index, the designation of a Successor Index or other similar circumstances resulting in a material change to the Index, it is possible that the C-Tracks could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the C-Tracks.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a C-Track that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the C-Tracks.

Sale, Exchange or Retirement of the C-Tracks.  A Non-U.S. Holder of the C-Tracks generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder provided that (i) income or gain in respect of the C-Tracks is not effectively connected with the conduct of the holder’s trade or business in the United States, and (ii) the Non-U.S. Holder complies with the applicable certification requirements.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the C-Tracks is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the C-Tracks, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  Subject to the discussion below under “Recent Legislation,” if all or any portion of a C-Track were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the C-Track generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the C-Track that is effectively connected with the conduct of a trade or business in the United States, and (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the Non-U.S. Holder (or a financial institution holding the C-Tracks on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other alternative U.S. federal income tax treatments of the C-Tracks are also possible.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the C-Tracks.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the C-Tracks, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

Recent Legislation

Legislation enacted in 2010 generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.  Pursuant to recently published proposed Treasury regulations, this legislation will apply to certain financial instruments issued after December 31, 2012.  Furthermore, under certain transition rules, this legislation will apply to payments of interest made after December 31, 2013 and to payments of gross proceeds of the sales of certain financial instruments made after December 31, 2014.  If the C-Tracks were recharacterized as debt instruments, this legislation may apply to some or all of the payments on the C-Tracks issued or deemed issued after December 31, 2012, to the extent that payments are made after the dates stated above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the C-Tracks are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the C-Tracks.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the C-Tracks will be subject to information reporting unless the holder is an “exempt recipient” and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the C-Tracks on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the C-Tracks.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011, among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the C-Tracks.

As of June 27, 2012, there are $75,000,000 in stated principal amount of the C-Tracks outstanding (750,000 C-Tracks), including $24,437,800 in stated principal amount (244,378 C-Tracks) held by Citigroup Global Markets Inc.  We are filing this amended and restated pricing supplement to register the issuance of additional C-Tracks but we are not issuing additional C-Tracks at this time. We may offer and sell additional C-Tracks from time to time after the date of this pricing supplement to affiliated or unaffiliated dealers and to investors through Citigroup Global Markets Inc., in each case, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price at which we sell the C-Tracks.

In connection with this offering, after the Original Issue Date, Citigroup Global Markets Inc. will sell the C-Tracks to affiliated or unaffiliated dealers as principal, and such dealers may then resell C-Tracks to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the C-Tracks, although such dealers are not obligated to do so and any of them may stop doing so at any time without notice.  This pricing supplement (including the prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell a C-Track covered by this pricing supplement that they acquire from us, Citigroup Global Markets Inc. or other holders after the original offering and sale of the C-Tracks, or they may sell a C-Track covered by this pricing supplement in short sale transactions.  This pricing supplement will be deemed to cover any short sales of C-Tracks by market participants who cover their short positions with C-Tracks borrowed or acquired from us or our affiliates in the manner described above.

With respect to each C-Track sold to investors, Citigroup Global Markets Inc. and other affiliates of ours will be entitled to receive the Investor Fee and any redemption charge.

We may deliver C-Tracks against payment therefor on a date that is more than three Business Days following the date of sale of any C-Tracks.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in C-Tracks that are to be issued more than three Business Days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The initial settlement date for the C-Tracks was the third Business Day following the Inception Date.

Dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the C-Tracks in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), including, among other activities if dealers and other persons make short sales of the C-Tracks and may cover such short positions by borrowing C-Tracks from us or our affiliates or by purchasing C-Tracks from us or our affiliates subject to our obligation to repurchase such C-Tracks at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.

In order to hedge its obligations under the C-Tracks, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the C-Tracks—Trading and Other Transactions by Citigroup Funding or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the C-Tracks” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could

Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the C-Tracks, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the C-Tracks.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the C-Tracks by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the C-Tracks.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the C-Tracks and related lending transactions, provided that neither the issuer of the C-Tracks nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the C-Tracks.

Accordingly, the C-Tracks may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the C-Tracks will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the C-Tracks or any interest therein will be deemed to have represented by its purchase or holding of the C-Tracks that (a) it is not a Plan and its purchase and holding of the C-Tracks is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the C-Tracks will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the C-Tracks shall be required to represent (and deemed to have represented by its purchase of the C-Tracks) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the C-Tracks on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE

96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The C-Tracks are contractual financial instruments.  The financial exposure provided by the C-Tracks is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the C-Tracks.  The C-Tracks have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the C-Tracks.

Each purchaser or holder of any C-Tracks acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the C-Tracks, (B) the purchaser or holder’s investment in the C-Tracks, or (C) the exercise of or failure to exercise any rights we have under or with respect to the C-Tracks;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the C-Tracks and (B) all hedging transactions in connection with our obligations under the C-Tracks;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the C-Tracks has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the C-Tracks does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any C-Tracks to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the C-Tracks if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of C-Tracks by the account, plan or annuity.

VALIDITY OF THE C-TRACKS

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the C-Tracks offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such C-Tracks and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the C-Tracks.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the C-Tracks nor the issuance and delivery of the C-Tracks and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the C-Tracks and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the C-Tracks offered by this pricing supplement and duly authorized the issuance and sale of such C-Tracks and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the C-Tracks offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

ANNEX A
FORM OF OFFER FOR REDEMPTION

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)
Fax: (646) 328-2816

Re:	C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return due November 12, 2020

Ladies and Gentlemen:

The undersigned beneficial owner of C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return due November 12, 2020, issued by Citigroup Funding Inc., CUSIP No. 17316G727 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date set forth herein, with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated June 28, 2012 relating to the C-Tracks (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid.  The Index Business Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption.  If on any Index Business Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event or Force Majeure Event occurs or is continuing, we may postpone the Valuation Date to the next Index Business Day on which there is no Market Disruption Event or Force Majeure Event.  However, in no event will the Valuation Date be postponed for more than five Index Business Days or beyond the scheduled Index Business Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

Applicable Valuation Date:	,	20
Applicable Redemption Date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My C-Tracks are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your C-Tracks):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the C-Tracks specified above will not be repurchased unless (a) this Offer for Redemption, as completed and signed by the DTC Participant through which my C-Tracks are held (the “DTC Participant”), is delivered to CGMI, (b) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Valuation Date facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation, and (c) the DTC Participant instructs DTC to deliver the DVP trade to CGMI as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date.  I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a Business Day, I will be deemed to have made this Offer for Redemption on the following Business Day.

The undersigned acknowledges that Citigroup Funding Inc. or CGMI will not be responsible for any failure by the DTC Participant through which such undersigned’s C-Tracks are held to fulfill the requirements for redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE C-TRACKS ARE HELD AND DELIVERED TO CGMI BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)
Fax: (646) 328-2816

Re:           C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return due November 12, 2020

Ladies and Gentlemen:

The undersigned holder of C-Tracks Exchange-Traded Notes Based on the Performance of the Citi Volatility Index Total Return due November 12, 2020, issued by Citigroup Funding Inc., CUSIP No. 17316G727 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date of  , with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated June 28, 2012 relating to the C-Tracks (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (a) book a delivery vs. payment trade on the Valuation Date with respect to the stated principal amount of C-Tracks specified below at a price per C-Track equal to the Redemption Price, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation and (b) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid.  The Index Business Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption.  If on any Index Business Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event or Force Majeure Event occurs or is continuing, we may postpone the Valuation Date to the next Index Business Day on which there is no Market Disruption Event or Force Majeure Event.  However, in no event will the Valuation Date be postponed for more than five Index Business Days or beyond the scheduled Index Business Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

DTC # (and any relevant sub-account):

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

2,000,000 C-Tracks Exchange-
Traded Notes Based on the
Performance of the Citi Volatility
Index Total Return
Due November 12, 2020

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

June 28, 2012
(Including Prospectus Supplement
and Prospectus dated
May 12, 2011)

____________________
TABLE OF CONTENTS
Page
Pricing Supplement
Summary Information—Q&A	PS-1
Risk Factors Relating to the C-Tracks	PS-11
Description of the Index	PS-23
Valuation of the C-Tracks	PS-36
Description of the C-Tracks	PS-38
United States Federal Tax Considerations	PS-47
Plan of Distribution; Conflicts of Interest	PS-51
Benefit Plan Investor Considerations	PS-53
Validity of the C-Tracks	PS-55

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28